CABOT OIL & GAS CORPORATION - DEF 14A

United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

840 Gessner Road, Suite 1400,
Houston, Texas 77024
Thursday, April 23, 2015,
8:00 a.m. (Central Time)

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Oil & Gas Corporation to be held on Thursday, April 23, 2015, at 8:00 a.m., Central Time, in our offices, located at 840 Gessner Road, Suite 1400, Houston, Texas 77024.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting. To better acquaint you with the directors, the Proxy Statement contains biographical information on each nominee for director. Directors and officers of the Company will be present at the meeting to respond to your questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the Internet or telephone.

If you plan to attend the Annual Meeting, please bring a valid government-issued photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from your broker or nominee confirming your ownership as of the record date.

Sincerely,

Dan O. Dinges

Chairman, President and Chief Executive Officer

March 12, 2015

Notice of Annual Meeting of Stockholders

April 23, 2015

8:00 a.m., Central Time,

840 Gessner Road, Suite 1400, Houston, Texas 77024

Purpose of the Meeting:

1.	To elect each of the six persons named in this proxy statement to the Board of Directors of the Company for a one-year term.
2.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2015 fiscal year.
3.	To approve, by non-binding advisory vote, the compensation of our named executive officers.
4.	To consider two shareholder proposals, if properly presented at the meeting.
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Each of these items is fully described in the attached proxy statement, which is made a part of this Notice.

Record date:

Only holders of record of our common stock on March 2, 2015 will be entitled to notice of and to vote at the Annual Meeting.

Voting Procedures:

Please vote your shares as promptly as possible, even if you plan to attend the Annual Meeting, by one of the following methods:

•	By internet, using the instructions on the proxy card or voting instruction form received from your broker or bank;
•	By telephone, using the instructions on the proxy card or voting instruction form received from your broker or bank (if available); or
•	By mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.

You may also vote in person if you attend the Annual Meeting.

If you plan to attend the Annual Meeting: Registered stockholders will be asked to present a valid government-issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting a valid government-issued photo identification and an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date for voting. For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, large bags, brief cases or packages will not be permitted in the meeting.

March 12, 2015

By Order of the Board of Directors,

Deidre L. Shearer

Corporate Secretary and Managing Counsel

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PROXY SUMMARY

This summary highlights information described in other parts of this proxy statement, and does not contain all of the information you should consider in voting. Please read the entire proxy statement before voting. For more complete information regarding our 2014 financial and operating performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which accompanies this Proxy Statement.

Annual Meeting Information

Date and Time	Place
April 23, 2015	840 Gessner Road, Suite 1400
8:00 a.m. Central Time	Houston, Texas 77024
Record Date	Voting
March 2, 2015	Only holders of record of our common stock will be entitled to notice of and to vote at the Annual Meeting.

Voting Methods

Method	Instruction
log onto www.proxyvote.com and use the instructions on the proxy card or voting instruction form received from your broker or bank;
By internet
dial 1.800.690.6903 and use the instructions on the proxy card or voting instruction form received from your broker or bank (if available); or
By telephone
by completing and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.
By mail

Matters to be Voted on and Recommendation

Proposal	Matter	Board Vote Recommendation	Page Reference
1.	The election of director candidates named herein;	FOR	13
2.	Ratification of the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2015 fiscal year;	FOR	59
3.	The approval on an advisory basis of executive compensation;	FOR	59
4.	A shareholder proposal to provide a report on the Company’s political contributions, if properly presented at the meeting; and	AGAINST	60
5.	A shareholder proposal to adopt a “proxy access” bylaw, if properly presented at the meeting.	AGAINST	63

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 8

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Director Nominees

	Independent		Years		Committee	Other Public Company
Name	Director	Age	Served	Primary Occupation	Memberships(1)	Boards
Dan O. Dinges	N	61	13	Chairman, President and CEO of Cabot Oil & Gas Corporation	E	United States Steel Corporation
Rhys J. Best	Y	68	6	Non-Executive Chairman of the Board of Austin Industries, Inc. and former Chairman and CEO of Lone Star Technologies, Inc.	A, C	Trinity Industries, Inc. MRC Global Inc. Commercial Metals Company
James R. Gibbs	Y	70	4	Retired Chairman, President and CEO of Frontier Oil Corporation	C, CG, E	None
Robert L. Keiser	Y	72	8	Retired Chairman of the Board of Kerr-McGee Corporation and former Chairman and CEO of Oryx Energy Company	A, S	None
Robert Kelley	Y	69	11	Retired Chairman and former President and CEO of Noble Affiliates, Inc. (now Noble Energy Inc.)	A, S	OGE Energy Corporation
W. Matt Ralls	Y	65	3	Chairman and former CEO and President of Rowan Companies plc	CG, S	Rowan Companies plc Superior Energy Services, Inc.
Average director tenure: 7.3 years

(1)	Bold font indicates Chairman of Committee

A	Audit Committee

C	Compensation Committee

CG	Corporate Governance & Nominations Committee

S	Safety & Environmental Affairs Committee

E	Executive Committee

Governance Highlights

•	Proxy access for stockholders holding 5% of our stock continuously for at least three years	•	Separate Board committee devoted entirely to safety and environmental matters
•	A declassified Board	•	Political contributions disclosures on our website
•	Majority voting for director elections	•	Annual Board and committee self-assessments
•	Average director tenure is 7.3 years	•	Active Board oversight of Company risks
•	The CEO is the only non-independent director	•	Sustainability disclosures on our website
•	An independent lead director chairs executive sessions of independent directors at each Board meeting	•	Stockholders may act by written consent
•	Mandatory director retirement at age 73	•	No poison pill

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 9

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2014 Financial and Operational Highlights

In spite of the downturn in the industry during the last half of 2014, our business strategy of delivering value by growing reserves and production in a cost-effective manner continued to deliver outstanding operational results in 2014. Specifically:

•	Total year-end proved reserves grew to 7.4 Tcfe in 2014, a 36% increase over 2013;

•	Absolute production was 531.8 Bcfe, 28.6% higher than the level recorded in 2013; and

•	The Company’s “all sources” finding cost was $0.71 per Mcfe for 2014 and $0.68 per Mcfe over the last three year period.

These recent achievements are consistent with the positive trend in these operating metrics experienced over the last several years, as highlighted below.

This substantial growth in reserves and production over the last three years has been accompanied by a 41% decline in our finding costs per unit and a 37% decline in our total operating costs per unit. These achievements translated into top tier performance for this period, not only in these categories, but also in total shareholder return, as indicated below.

*	Cimarex Energy Company, Concho Resources Inc., EQT Corporation, EXCO Resources Inc.,
Newfield Exploration Company, Noble Energy Inc., Pioneer Natural Resources Company, QEP Resources Inc.,
Quicksilver Resources Corporation, Range Resources Corporation, Southwestern Energy Company, SM Energy Company, Ultra Petroleum Corp., WPX Energy, Inc.

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 10

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Executive Compensation Highlights

What we do:	What we don’t do:
Emphasis on long-term, performance-based equity compensation (p.37)	No hedging of company stock by executive officers or directors

Short-term incentive compensation based on disclosed performance metrics (with payout caps) (p.35)	No excise tax gross-ups for new executive officers after 2010

Substantial stock ownership and retention requirements for executive officers and directors (p.40)	No vesting of equity awards after retirement if competing with company

Disclose CEO realizable compensation (p. 30)	No re-pricing or discounting of options or SARS

Provide for “double trigger” payouts in change-of-control agreements (p.40)	No performance metrics that would encourage excessive risk-taking

Limited terms for SARs (p.38)	No dividend equivalents paid on unvested equity awards

Hold annual advisory “say-on-pay” vote (p.59)

Use an independent compensation consultant (p.41)

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 11

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GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cabot Oil & Gas Corporation (the “Company”) of proxies for use at its 2015 Annual Meeting of Stockholders, to be held at the Company’s offices, 840 Gessner Road, Suite 1400, Houston, Texas 77024 on Thursday, April 23, 2015, at 8:00 a.m. Central Time, or any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time prior to its use by a written communication to Ms. Deidre L. Shearer, Corporate Secretary of the Company, or by a duly executed proxy bearing a later date.

Stockholders attending the Annual Meeting may vote their shares in person even though they have already executed a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment or postponement thereof. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement. Proxies delivered by record stockholders without voting instructions marked will be voted:

PROPOSAL 1	The election of director candidates named herein;	FOR
PROPOSAL 2	Ratification of the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2015 fiscal year;	FOR
PROPOSAL 3	The approval on an advisory basis of executive compensation;	FOR
PROPOSAL 4	The shareholder proposal, if properly presented at the meeting; and	AGAINST
PROPOSAL 5	The shareholder proposal, if properly presented at the meeting.	AGAINST

Proxies will be voted in the best judgment of the proxy holders on any other matters that may properly come before the meeting.

Only holders of record of the Company’s Common Stock, par value $0.10 per share (“Common Stock”), as of the close of business on March 2, 2015, are entitled to vote at the Annual Meeting. As of that date, the Company had outstanding and entitled to vote 413,601,343 shares of Common Stock.

Each share of Common Stock is entitled to one vote per share. There is no provision for cumulative voting. A quorum for the consideration of business at the Annual Meeting consists of a majority of all outstanding shares of stock entitled to vote at the Annual Meeting. The Proxy Statement and form of Proxy are being first sent or given to shareholders on or about March 12, 2015.

In accordance with Delaware law, a stockholder entitled to vote for the election of directors can vote against all nominees for director or can vote against certain nominees for director. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares as to how to vote on that proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules prohibit brokers holding shares in “street name” for their beneficial holder clients from exercising voting discretion on certain proposals without specific instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (ratification of appointment of auditor). Brokers cannot vote on any of the other proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on each of the other proposals, your broker will not vote for you.

Because the vote required for Proposal 1 (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 12

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exceeds the number of shares voted “against” such director’s election, abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal. Because the vote required for approval of Proposal 2 (ratification of auditors), Proposal 3 (executive compensation), Proposal 4 (shareholder proposal) and Proposal 5 (shareholder proposal), is a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

PROPOSAL 1	ELECTION OF DIRECTORS

The size of the Board of Directors is currently set at seven members, each of whose terms expire in 2015. Effective upon the date of the 2015 Annual Meeting, however, the size of the Board of Directors will be reduced to six to reflect the retirement of P. Dexter Peacock, one of our current directors, pursuant to our mandatory director retirement policy. Accordingly, the Board of Directors has nominated only six directors to be elected at the 2015 Annual Meeting. This is the first meeting at which the Board will be fully declassified and all directors will stand for election for one-year terms.

Each of the nominees are currently directors and have been nominated for election at the 2015 Annual Meeting for terms of one year, each to hold office until the expiration of his term in 2016 and until his successor shall have been elected and shall have qualified. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below.

The Board believes that the combination of the various qualifications, skills and experiences of the 2015 director nominees would contribute to an effective and well-functioning Board. The Board and the Corporate Governance and Nominations Committee believe that, individually and as a whole, the Board possesses the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies FOR the election of each of the nominees for terms of one year. If any one of the nominees is not available at the time of the Annual Meeting to serve, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than the number of nominees set forth above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Certain Information Regarding Nominees

Set forth below, as of March 1, 2015, for each nominee for election as a director of the Company, is biographical information and information regarding the business experience, qualifications and skills of each director nominee that led the Board to conclude that the director is qualified to serve on our Board. Mr. Dinges, Chairman, President and Chief Executive Officer, is the only employee or former employee of the Company on the Board of Directors.

Cabot Oil & Gas Corporation	- 2015 Proxy Statement 13

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Rhys J. Best

Age: 68

Director Since: 2008

Committee Memberships: Audit and Compensation (Chairman)

Business Experience:

•	Austin Industries, Inc.
	-	Non-Executive Chairman of the Board – 2012 to present

•	Crosstex Energy L.P.
	-	Chairman of the Board (non-executive) – 2009 to March 2014

•	Lone Star Technologies, Inc.
	-	Chairman and Chief Executive Officer – 1999 to 2007

Other Directorships:

•	Crosstex Energy L.P. (until 2014)

•	Trinity Industries, Inc.

•	MRC Global Inc.

•	Commercial Metals Company

Key skills, attributes and qualifications:

Mr. Best brings over 30 years of significant management, leadership, transactional and financial experience to our Board. Most recently, he served as Non-executive Chairman of the Board of Crosstex Energy L.P., a large publicly traded midstream company, from 2009 through its combination with the midstream assets of Devon Energy Corporation in March 2014 to create EnLink Midstream Partners, LP, one of the largest midstream companies in the United States. This tremendous experience enables him to provide valuable insights into the transportation aspects of our business and enhances the overall strategic oversight capabilities of our Board. Mr. Best’s distinguished career includes serving as Chairman and CEO of Lone Star Technologies, Inc., a former publicly traded company servicing the oil and natural gas industry, and holding positions of leadership in the banking industry. In addition to his considerable management and financial expertise, Mr. Best brings to bear an extensive corporate governance background from his current and former service on public company boards. This diverse experience enables Mr. Best to bring unique and valuable perspectives to the Board and make him particularly qualified to serve as the Chairman of the Compensation Committee and a member of the Audit Committee of the Board. In recognition of his exemplary service on corporate boards, the National Association of Corporate Directors named Mr. Best “2014 Director of the Year.”

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Dan O. Dinges

Age: 61

Director Since: 2001

Committee Memberships: Executive

Position: Chairman, President and Chief Executive Officer

Business Experience:

•	Cabot Oil & Gas Corporation
	-	Chairman, President and Chief Executive Officer – May 2002 to present

Other Directorships:

•	United States Steel Corporation

Private/Non-profit Directorships:

•	Spitzer Industries, Inc. (private company)

•	American Exploration & Production Council

•	America’s Natural Gas Alliance

•	Foundation for Energy Education

•	Boy Scouts of America – Sam Houston Area Council

Key skills, attributes and qualifications:

Mr. Dinges brings to the Board over 30 years of executive management experience in the oil and gas exploration and production business, and as our Chief Executive Officer for the last 13 years, a deep knowledge of our business, operations, culture and long-term strategy and goals. Mr. Dinges joined the Company in September 2001, after a successful 20 year career in various management positions with the predecessor to Noble Energy, Inc., and has overseen an era of tremendous growth for the Company. His steadfast leadership as Chairman of the Board provides the Board with extensive institutional knowledge and continuity, as well creating a vital link between management and the Board. Mr. Dinges also possesses a diversity of corporate governance experience gained from service on the Board of United States Steel Corporation and several charitable and industry organizations.

James R. Gibbs

Age: 70

Director Since: 2010

Committee Memberships: Compensation, Corporate Governance and Nominations (Chairman) and Executive

Business Experience:

•	Frontier Oil Corporation (now HollyFrontier Corporation)
	-	Chairman – 2009 to 2010
	-	Chairman, President, Chief Executive Officer – 1999 to 2009

Other Directorships/Trusteeships:

•	Smith International, Inc. (until 2010)

•	Frost National Bank – Houston (Advisory Director)

•	Southern Methodist University

Key skills, attributes and qualifications:

Mr. Gibbs brings to the board a wealth of experience gained from a lifelong career dedicated to diverse aspects of the oil and gas industry. Prior to his retirement in 2010, Mr. Gibbs served as Chairman, President and CEO of the Frontier Oil Corporation, at the time the fourth largest publicly held independent refining company in the United States. His career at Frontier and its predecessor spanned 28 years and also included serving as CFO, providing deep knowledge of the upstream energy business, as well as transactional and financial expertise. Mr. Gibbs also held positions of leadership at a worldwide supplier of primarily geophysical oilfield services and equipment, and as a Senior Vice President for Texas Commerce Bank, where he utilized his PhD in Economics. His extensive public company board experience, as well as distinguished service on the Board of Trustees of Southern Methodist University, allows him to bring diverse corporate governance perspectives to the Board and enhances his effectiveness as Chairman of the Corporate Governance and Nominations Committee.

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Robert L. Keiser

Age: 72

Director Since: 2006

Committee Memberships: Safety and Environmental Affairs (Chairman) and Audit

Business Experience:

•	Retired June 1999

•	Kerr-McGee Corporation
	-	Chairman of the Board – February 1999 to June 1999

•	Oryx Energy Company (merged with Kerr-McGee Corporation)- Chairman and Chief Executive Officer – 1995 to February 1999

Key skills, attributes and qualifications:

Mr. Keiser brings to the Board his extensive business, senior management and technical industry experience gained from his executive management experience as Chairman and CEO of Oryx Energy Company and from the entire 34 years in various leadership roles for that company and its predecessors and successor, Kerr-McGee Corporation. Mr. Keiser’s diverse background includes international operational experience as CEO and COO of Oryx UK and Oryx International, as well as an Electrical Engineering degree. This strong operational and technical background provides valuable insight and expertise for his service as the Chairman of our Safety and Environmental Affairs Committee, a position he has held for over six years, providing continuity of leadership for that important committee. Mr. Keiser brings a deep knowledge of our business through over eight years of service on our Board and the strong governance experience from those years of service as well as service on many other public energy company boards throughout his career.

Robert Kelley

Age: 69

Director Since: 2003

Committee Memberships: Audit (Chairman) and Safety and Environmental Affairs

Business Experience:

•	Kellco Investments, Inc. (private investment company)
	-	President – April 2001 to present

•	Noble Affiliates, Inc. (now Noble Energy Inc.)
	-	Chairman of the Board – 1992 to April 2001
	-	President and CEO – 1986 to October 2000

Other Directorships:

•	OGE Energy Corporation

•	Smith International, Inc. (until 2010)

Key skills, attributes and qualifications:

Mr. Kelley’s extensive experience in the financial, accounting and executive management of public energy companies, as well as corporate governance experience as a director of several public energy companies, makes him particularly valuable as a member of our Board and as our Audit Committee Chairman for the past six years. Mr. Kelley’s experience as President and CEO and later Chairman of the Board of Noble Energy Inc. provides him with valuable operational, leadership and management experience. Mr. Kelley’s accounting and finance background gained while serving industry clients as a CPA for a national public accounting firm and while serving in positions of senior leadership in accounting and finance roles at a predecessor to Noble Energy also brings vital financial expertise to our Audit Committee. Mr. Kelley’s 11 years of service to our Board provides a continuity of leadership and an understanding of our business and strategy that is crucial to the effective functioning of our Board.

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W. Matt Ralls

Age: 65

Director Since: 2011

Committee Memberships: Corporate Governance and Nominations and Safety and Environmental Affairs

Business Experience:

•	Rowan Companies plc
	-	Executive Chairman – April 2014 to present Chief Executive Officer – 2013 to April 2014
	-	President and Chief Executive Officer – 2009 to 2013

Other Directorships:

•	Rowan Companies plc

•	Superior Energy Services, Inc.

•	El Paso Pipeline Partners L.P. (until 2009)

•	National Ocean Industries Association

Key skills, attributes and qualifications:

Mr. Ralls’ diverse operational, financial and executive management experience in various roles in the oil and gas industry, including most recently within the drilling segment of the industry, provides the Board with a wealth of expertise from which to draw. Mr. Ralls’ recent service as President and CEO of Rowan Companies, and his combined fifteen years’ executive management experience at Rowan and GlobalSanteFe Corporation, both international contract drilling companies, provides valuable management and financial expertise and insight into an aspect of our business that represents a significant portion of our capital expenditure budget. Prior to his drilling industry experience, Mr. Ralls served as Executive Vice President of a public upstream oil and gas company, which gave him a thorough understanding of our core business. In his service to the Board, Mr. Ralls is also able to draw from his 17 years of experience in various banking management positions with three large Texas-based commercial lenders to the energy industry. Mr. Ralls’ extensive public company board experience makes him an invaluable member of the Corporate Governance and Nominations Committee. His effectiveness on such committee is enhanced by his positions of leadership on the boards of several industry trade associations, including the International Association of Drilling Contractors and the American Petroleum Institute.

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SECURITY OWNERSHIP

Principal Stockholders

The following table reports beneficial ownership of the Common Stock by holders of more than five percent of the Company’s Common Stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned		Percent of Class
Capital Research Global Investors	33,918,472	(1)	8.20%
The Vanguard Group	31,911,218	(2)	7.72%
BlackRock, Inc.	27,939,526	(3)	6.80%
FMR LLC,	25,730,966	(4)	6.23%
Mr. Edward C. Johnson 3d and Abigail P. Johnson
Neuberger Berman Group LLC	24,862,859	(5)	6.02%
Neuberger Berman LLC
State Street Corporation	22,962,625	(6)	5.60%
Ameriprise Financial, Inc.	22,770,326	(7)	5.51%
Columbia Management Investment Advisors, LLC

(1)	According to Schedule 13G, dated February 10, 2015, filed with the Commission by Capital Research Global Investors (333 South Hope Street, Los Angeles, CA 90071), it has sole voting power and sole dispositive power over all 33,918,472 of these shares.

(2)	According to Amendment No. 4 to a Schedule 13G, dated February 9, 2015, filed with the Commission by The Vanguard Group (100 Vanguard Blvd., Malvern, PA 19355), it has sole voting power over 715,093 of these shares, shared dispositive power over 683,075 of these shares and sole dispositive power over 31,228,143 of these shares.

(3)	According to Amendment No. 5 to a Schedule 13G, dated January 12, 2015, filed with the Commission by BlackRock, Inc. (40 East 52nd Street, New York, NY 10022), it has sole voting power over 24,501,253 shares and sole dispositive power over all 27,939,526 of these shares.

(4)	According to Amendment No. 3 to a Schedule 13G, dated February 13, 2015, filed with the Commission by FMR LLC, Mr. Edward C. Johnson 3d and Abigail P. Johnson (82 Devonshire Street, Boston, MA 02109), FMR has sole voting power with respect to 2,171,288 of these shares and sole dispositive power over all 25,730,966 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(ii)(G). Mr. Edward C. Johnson 3d and Abigail P. Johnson, together with members of their family, through direct or indirect ownership of voting common shares of FMR, may be deemed to form a controlling group with respect to FMR and may, therefore, be considered to be beneficial owners of the shares beneficially owned by FMR.

(5)	According to Amendment No. 7 to a Schedule 13G, dated February 12, 2015, filed with the Commission by Neuberger Berman Group LLC and Neuberger Berman LLC (605 Third Avenue, New York, NY 10158), they each have shared voting power over 20,812,874 of these shares, no voting power over the remainder of these shares, and shared dispositive power over all of these shares.

(6)	According to Schedule 13G, dated February 11, 2015, filed with the Commission by State Street Corporation (One Lincoln Street, Boston, MA 02111), it has shared voting power and shared dispositive power over all 22,962,625 of these shares.

(7)	According to Schedule 13G, dated February 13, 2015, Ameriprise Financial, Inc. (145 Ameriprise Financial Center, Minneapolis, MN 55474), or AFI, has shared voting power over 18,032,176 of these shares and shared dispositive power over all of these shares. AFI may be deemed to beneficially own the shares reported by CMIA. The shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of all of the shares reported.

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Directors and Executive Officers

The following table reports, as of February 1, 2015, beneficial ownership of Common Stock by each director and nominee for director, by each named executive officer listed in the “Summary Compensation Table” below and by all directors, nominees and executive officers as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Common Stock showed as beneficially owned by them.

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Held		Number of Shares of Common Stock Beneficially Owned		Percent of Class
Rhys J. Best	10,000		90,429	(1)	*
James R. Gibbs	0		57,551	(1)	*
Robert L. Keiser	100,220		224,955	(1)	*
Robert Kelley	337,652		491,669	(1)	*
P. Dexter Peacock	101,040	(8)	257,745	(1)	*
W. Matt Ralls	0		32,907	(1)	*
Dan O. Dinges	3,355,566		3,721,514	(2)(3)(6)	*
Scott C. Schroeder	1,296,677		1,434,083	(2)(3)(7)	*
Jeffrey W. Hutton	580,285		629,298	(2)(3)(4)	*
Phillip L. Stalnaker	202,706		237,002	(2)(3)(4)	*
G. Kevin Cunningham	62,330		106,172	(2)(3)(4)	*
All directors, nominees and executive officers as a group (17 individuals)			7,810,986	(1)(2)(3)(4)(5)(6)(7)	2.00%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the following restricted stock units held as of February 1, 2015, as to which the restrictions lapse upon the holders’ retirement from the Board of Directors: Mr. Best, 80,429; Mr. Gibbs, 57,551; Mr. Keiser, 124,735; Mr. Kelley, 154,017; Mr. Peacock, 156,705; and Mr. Ralls, 32,907; and all directors, nominees and executive officers as a group, 7,810,986. No executive officers hold restricted stock units.

(2)	Includes the following stock appreciation rights that are exercisable on or before April 2, 2015: Mr. Dinges, 294,804; Mr. Schroeder, 109,218; Mr. Hutton, 39,642; Mr. Stalnaker, 26,720; Mr. Cunningham, 34,978; and all directors, nominees and executive officers as a group, 626,104. No directors or nominees hold stock appreciation rights. The SARs were granted prior to 2013 and vest ratably over a three-year period after grant and have a seven year term. For more information on the SARs, see footnote 1 to the “Outstanding Equity Awards at Fiscal Year-End 2014” table below.

(3)	Includes the following shares awarded pursuant to the hybrid performance share awards granted in 2012, 2013 and 2014 that vested in February 2015, as a result of 2014 operating results meeting the performance criteria established on the date of grant: Mr. Dinges, 71,144; Mr. Schroeder, 28,188; Mr. Hutton, 9,371; Mr. Stalnaker, 7,576; Mr. Cunningham, 8,864; and all directors, nominees and executive officers as a group, 145,887. No directors or director nominees hold hybrid performance shares. For more information on the hybrid performance shares see “Long-Term Incentives” in the “Compensation Discussion and Analysis” below.

(4)	Includes the following shares held in the Company’s Savings Investment Plan as of December 31, 2014 as to which the reporting person shares voting power with the trustee of the plan: Mr. Hutton, 6,739; Mr. Cunningham, 15,420; Mr. Stalnaker, 16,390; and all directors, nominees and executive officers as a group, 73,148.

(5)	Includes the following shares awarded in 2012 pursuant to employee performance awards that vested in February and March 2015, as a result of 2014 operating results meeting the performance criteria established on the date of grant: all directors, nominees and executive officers as a group, 10,700.

(6)	Includes 911,880 shares held in trust for the benefit of an immediate family member, with respect to which Mr. Dinges has shared voting and investment power.

(7)	Includes 11,820 shares held by immediate family members, with respect to which Mr. Schroeder has shared voting and investment power.

(8)	Includes 48,000 shares held by Mr. Peacock subject to a pledge to secure indebtedness as to which Mr. Peacock shares voting and investment power.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Company Common Stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that those reports accurately reflect all reportable transactions and holdings, all reports required by Section 16(a) were filed in 2014.

CORPORATE GOVERNANCE MATTERS

Board of Directors Independence

The Company’s Corporate Governance Guidelines require that at least a majority of the Company’s directors be independent under the New York Stock Exchange (“NYSE”) listing standards and all other applicable legal requirements. Additionally, all members of the audit committee, compensation committee and corporate governance and nominations committee are required to be independent. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with the Company or management. In making its independence determinations, the Board considered all material relationships with each director, and all transactions since the start of 2012 between the Company and each director nominee, members of their immediate families or entities associated with them.

The Board has adopted categorical standards to assist it in making independence determinations. A relationship falls within these categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence;

•	Is a type of relationship or transaction addressed in Item 404 of Regulation S-K, but under that regulation does not require disclosure; or

•	Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

The Board of Directors has determined that each director’s relationship with the Company, with the exception of Mr. Dinges, the Chairman, President and Chief Executive Officer, falls within the categorical standards and that all directors, with the exception of Mr. Dinges, are independent. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above, the additional standards established for members of audit committees, and the SEC, U.S. Internal Revenue Service and NYSE standards for compensation committee members. Some members of the Company’s Board also serve as directors of other entities with which the Company does business. Each of these relationships is reviewed by the Board, which examines the amount of business done by the Company and the other entities and the gross revenue for each of the other entities. This review is for each of the last three fiscal years for which financial data is available. This review applied to Messrs. Best and Ralls.

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Based on all of the foregoing, the Board made a subjective determination that, because of the nature of the transaction, the director’s relationship with the other entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. Further, the Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee are independent.

Director Nominations and Qualifications

Under its charter, the Corporate Governance and Nominations (“CGN”) Committee seeks out and evaluates qualified candidates to serve as Board members as necessary to fill vacancies or the additional needs of the Board, and considers candidates recommended by shareholders and management of the Company. The CGN Committee generally identifies nominees through recommendations made by incumbent directors. A resume is reviewed and, if merited, an interview follows. Any shareholder desiring to propose a nominee to the Board of Directors should submit such proposed nominee for consideration by the CGN Committee, including the proposed nominee’s qualifications, to Ms. Deidre L. Shearer, Corporate Secretary, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024. Shareholders who meet certain requirements specified in our by-laws may also nominate candidates for inclusion in our proxy materials for an annual meeting as described in “Future Stockholder Proposals.” There are no differences in the manner in which the CGN Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or the incumbent directors.

Whether nominated by a shareholder or through the activities of the Committee, the CGN Committee seeks to select candidates who have personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees and Board members, in collectively serving the long-term interests of the Company and its shareholders. The CGN Committee’s assessment of candidates will include, but not be limited to, considerations of character, judgment, diversity, age, expertise, industry experience, independence, other board commitments and the ability and willingness to devote the time and effort necessary to be an effective board member. The CGN Committee has adopted minimum criteria for Board membership that include (i) a strong commitment to his/her fiduciary responsibilities to the Company’s shareholders, with no actual or perceived conflict of interest that would interfere with his/her responsibilities to or relationships with the Company’s shareholders, employees, suppliers, and customers; (ii) the ability to think strategically and the insight to assist management in placing the Company in a competitive position within the industry; (iii) a record of achievement, and a position of leadership in his/her field, with the interest and intellect to be able to address energy industry challenges and opportunities; and (iv) the time to attend Board meetings and the commitment to devote any reasonable required additional time to deal with Company business.

Board of Directors Diversity

The Board of Directors encourages a diversity of backgrounds among its members; however, it does not have a formal diversity policy. The Board considers candidates with significant direct or indirect energy industry experience that will provide the Board as a whole the talents, skills, diversity and expertise to serve the long-term interests of the Company and its shareholders. For more information on specific minimum qualifications that the CGN Committee has established for board candidates, see “Director Nominations and Qualifications” above.

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Board of Directors Leadership Structure

Mr. Dinges serves as the Chairman of the Board, President and Chief Executive Officer of the Company. We believe that our Board of Directors is best served by combining the roles of Chairman and CEO and that Mr. Dinges is highly qualified to serve in this role.

The Chairman and CEO is responsible to the Board for the overall management and functioning of the Company. The Chairman is joined in the leadership of the Board by our Lead Director, who is elected by the non-management directors. In February 2015, the CGN Committee recommended and the non-management directors appointed, Mr. Kelley as the Lead Director, replacing Mr. Peacock who has served as Lead Director since 2005 and is retiring from the Board this year. Mr. Kelley has significant board experience and has served on the Company’s Board since 2003 and on other public company boards, as well as serving as the Company’s Audit Committee Chairman since 2008. Mr. Kelley performs an important role in the leadership of the Board by presiding at executive sessions of the non-management directors at each regular Board meeting and setting the agenda for these sessions. Mr. Kelley also serves as a mentor to Mr. Dinges and as a liaison between Mr. Dinges and the other independent directors. Mr. Kelley’s longevity on the Board enhances this leadership role and provides for continuity among the non-employee directors.

In addition to the Lead Director, our Corporate Governance Guidelines also contain strong checks and balances regarding the combined role of CEO and Chairman. Those provisions include the inability of the CEO to serve on any committees of the Board other than the Executive Committee, as only non-management directors may do so, and the requirement that a substantial majority of the directors be independent, as discussed above under “Board of Directors Independence.” All of our directors are independent, other than Mr. Dinges.

Our Board of Directors has determined that its current leadership structure is appropriate. The Board believes that Mr. Dinges, acting in his capacity as CEO of the Company, is well positioned to facilitate communications with the Board of Directors about our business. Mr. Dinges has served in this capacity since May 2002, during which time the Company’s business has undergone signification changes. None of the returning independent directors was serving at that time, so Mr. Dinges provides continuity and historical perspective to the Board. Under Mr. Dinges’ leadership, the Company has grown from a market capitalization of approximately $800 million with operations in onshore Texas and Louisiana Gulf Coast, the Rocky Mountains, the Anadarko Basin and Appalachia to an over $12 billion market capitalization company as of December 31, 2014, with most of its reserves in the Marcellus Shale area in northeast Pennsylvania. Mr. Dinges has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

Board of Directors Oversight of Risk

The Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the Company are part of its meetings and deliberations throughout the year. Our Corporate Governance Guidelines provide that the Board is responsible for assessing major risks facing the Company and reviewing options for their mitigation. At the direction of the Board, management is responsible for implementing an enterprise risk management process and reporting to the Board at least annually regarding its assessment of risks that could have a significant impact on the Company and the strategies for their mitigation. In this way, the Board is engaged in risk oversight at the enterprise level.

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The Board is also engaged in risk oversight through regular reports from the Audit Committee. The Audit Committee is charged with reviewing with management and the Company’s internal auditors the Company’s major financial exposures and the steps management has taken to monitor and control those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, commodity price hedging, liquidity and capital resources, financial reporting and disclosures and regulatory risks, among others. The Audit Committee also receives reports from management regarding compliance with our Code of Business Conduct. The Audit Committee reviews at least annually the Company’s policies and guidelines concerning financial risk assessment and financial risk management, with the assistance of the Company’s internal auditors, KPMG LLP. KPMG LLP conducts a process of assessing major risks, including management interviews, and presents and discusses with the Audit Committee its conclusions regarding the Company’s major risks. From this process, areas of concern are identified and considered and the internal audit plan is developed. Results of these reviews and audits are presented to the Audit Committee throughout the year. At each regular Board meeting, the Audit Committee Chairman reports to the Board regarding the activities of the Committee.

Corporate Governance Guidelines

The Cabot Oil & Gas Corporation Corporate Governance Guidelines outline the functions and responsibilities of the Board, director qualifications, and various processes and procedures designed to ensure effective and responsive governance. The guidelines are reviewed annually and revised as appropriate to reflect changing regulatory requirements and best practices. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.cabotog.com by choosing “About Cabot,” and then choosing “Governance.”

Code of Business Conduct

All employees, officers and directors are required to comply with the Company’s Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Business Conduct covers all areas of professional conduct, including conflicts of interest, customer relationships, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees, officers and directors are required annually to reply to a Code of Conduct Questionnaire, which is designed to elicit information related to any known or possible violation of the Code. The full text of the Code of Business Conduct can be found on the Company’s website at www.cabotog.com by choosing “About Cabot,” and then choosing “Governance.” The Company will satisfy the requirement to disclose any amendments to or waivers from certain provisions of its Code of Business Conduct by posting such information on the website at that location.

Executive Sessions of the Board of Directors

The Board of Directors generally holds an executive session of the non-management and independent directors during each of its regularly scheduled meetings. The executive sessions are presided over by the Lead Director.

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Communications with the Board of Directors

The Company’s Board of Directors has a process for shareholders and other interested parties to send communications to the Board. Communications should be addressed to the “Board of Directors,” a specified committee of the Board, an individual director (including the Lead Director) or the “Non-management Directors” in care of:

Corporate Secretary and Managing Counsel

Corporate Legal Department

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281)589-4890

(281)589-4808 (fax)

(Outside the U.S. or U.S. long distance-call collect)

Deidre.Shearer@cabotog.com (email)

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

Annual Meeting Attendance

The Company’s policy is that it expects all members of the Board of Directors to attend the Company’s annual meeting of stockholders. In 2014, all of the members of the Board attended the annual meeting.

Board of Directors and Committee Meeting Attendance

The Board of Directors held seven meetings during 2014. All directors attended 100% of the meetings of the Board of Directors and of the committees on which they served.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their duties as directors. During 2014, non-employee directors’ annual compensation included an annual retainer fee of $75,000 each, payable quarterly, for their service on the Company’s Board of Directors and its committees. The Lead Director received an additional $20,000 annual retainer, the Audit Committee Chairman and Compensation Committee Chairman received an additional $15,000 annual retainer and the remaining committee chairmen received an additional $10,000 annual retainer, each payable quarterly, for this additional service. Additionally, each non-employee director will receive $2,000 for each Board of Directors meeting attended in excess of six in-person meetings per year. The directors did not receive additional meeting fees in 2014 because they did not attend in excess of six in-person meetings.

In 2014, non-employee directors were also entitled to an annual award of restricted stock units under the 2004 Incentive Plan, the restrictions on which lapse the date the non-employee director leaves the Board of Directors, with a targeted award value at grant date of $200,000. In 2014, these directors each received 5,073 restricted stock units.

Beginning in 2013, Board members had the option of participating in the Director Non-Qualified Deferred Compensation Plan, which provides each non-employee director an opportunity to elect each year to take any, or all, of the director’s annual retainer and additional fees for serving

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as lead director or as a committee chairman in restricted stock units, valued at the closing price of the common stock on the date specified in the plan, for the quarterly retainer payment. The terms of the restricted stock units are the same as those issued annually.

All directors were reimbursed for travel expenses incurred for attending Board and committee meetings. Spouses of the directors were invited to attend the Board of Director strategy meeting during 2014 and travel expenses incurred by the spouses were reimbursed by the Company. For more information on director compensation, see “Director Compensation Table” below.

The table below summarizes the total compensation paid to each of the non-employee directors of the Company for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash* ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Rhys J. Best	$90,000	$200,028	-	-	-	$ 6,333	$296,361
James R. Gibbs	$85,000	$200,028	-	-	-	$ 5,468	$290,496
Robert L. Keiser	$85,000	$200,028	-	-	-	$ 9,738	$294,766
Robert Kelley	$90,000	$200,028	-	-	-	$ 12,733	$302,761
P. Dexter Peacock(3)	$95,000	$200,028	-	-	-	$ 13,098	$308,126
W. Matt Ralls	$75,000	$200,028	-	-	-	$ 3,513	$278,541

*	Restricted stock units were issued pursuant to the Company’s Non-Employee Director Deferred Compensation Plan in lieu of quarterly cash retainer and leadership fees totaling $85,000 each for Messrs. Gibbs and Keiser, $23,750 for Mr. Peacock, and $56,250 for Mr. Ralls.

(1)	The amounts in this column reflect the grant date fair value with respect to restricted stock units in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for the fiscal year ended December 31, 2014. Assumptions used in the calculation of these amounts are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”). In February 2014, each non-employee director received a grant of 5,073 restricted stock units, with a grant date fair value of $200,028 based on the average of the high and low trading price of the Common Stock on the February 20, 2014 grant date. The restricted stock units vest on the grant date, but are not payable by the Company in shares of Common Stock until the date the non-employee director ceases to be a director of the Company. The aggregate number of restricted stock units outstanding at December 31, 2014, including those issued in the election of the director and in lieu of quarterly cash retainer and fees, were as follows:

Name	Stock Awards
Rhys J. Best	80,429
James R. Gibbs	56,812
Robert L. Keiser	123,996
Robert Kelley	154,017
P. Dexter Peacock	156,705
W. Matt Ralls	32,255

(2)	The amounts in this column include for each director some or all of the following:

	•	Quarterly dividends paid on the restricted stock units.

	•	Spouse travel to the September 2014 Board of Directors strategy meeting and related expenses.

(3)	Mr. Peacock will retire from service as a director as of the date of annual meeting pursuant to Cabot’s director retirement policy.

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Director Retirement

It is the policy of the Board of Directors that directors of the Company retire at the annual meeting following a director’s 73rd birthday. It is also the policy of the Board of Directors that a retiring CEO of the Company retires from service on the Board, unless a determination is otherwise made by the Board of Directors.

Information on Standing Committees of the Board of Directors

Information on each of the Board’s standing committees is discussed below. The charters of each of the Board Committees can be found on the Company’s website at www.cabotog.com by choosing “About Cabot,” and then choosing “Governance.”

Committees	Independent?	2014 Meetings	Dinges	Best	Gibbs	Kelley	Keiser	Peacock	Ralls
CGN	Yes	4			C
Audit	Yes	4				C
Compensation	Yes	4		C
Safety	Yes	4					C
Executive	No	0						C

C – Chairman of committee

– Member of committee

Corporate Governance and Nominations Committee. The function of the Corporate Governance and Nominations (“CGN”) Committee is to assist the Board in fulfilling its responsibility to the stockholders by:

•	Identifying qualified individuals to become Board members and assisting the Board in determining the composition of the Board and its committees;

•	Assessing Board and committee effectiveness;

•	Developing and implementing the Company’s corporate governance guidelines; and

•	Taking a leadership role in shaping the corporate governance of the Company.

In accordance with its charter, the CGN Committee has adopted minimum criteria for Board membership, which are discussed in more detail at “Director Nominations and Qualifications” above.

Audit Committee. The function of the Audit Committee is to assist the Board in overseeing:

•	The integrity of the financial statements of the Company;

•	The compliance by the Company with legal and regulatory requirements;

•	The independence, qualifications, performance and compensation of the Company’s independent auditors; and

•	The performance of the Company’s internal audit function.

It is the policy of the Audit Committee to pre-approve all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(l)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee has delegated to each member of the Audit Committee authority to pre-approve permissible services to be performed by the independent auditors. Decisions of a member to pre-approve permissible services must be reported to the full Audit Committee at its next scheduled meeting.

Each member of the Audit Committee satisfies the financial literacy and independence requirements of the NYSE listing standards. The Board has determined that Mr. Kelley meets the requirements of an “audit committee financial expert” as defined by the SEC.

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Compensation Committee. The function of the Compensation Committee is to:

•	Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine, subject to ratification by the Board, the CEO’s compensation level based on this evaluation;

•	Provide counsel and oversight of the evaluation and compensation of management of the Company, including base salaries, incentive compensation and equity-based compensation;

•	Discharge any duties imposed on the Compensation Committee by the Company’s incentive compensation and equity-based compensation plans, including making grants;

•	Evaluate the independence of, and retain or replace any compensation consultant engaged to assist in evaluating the compensation of the Company’s directors, CEO and other officers and to approve such consultant’s fees and other terms of retention; and

•	Review the annual compensation of the directors.

Safety and Environmental Affairs Committee. The function of the Safety and Environmental Affairs (“S&EA”) Committee is to assist the Board in providing oversight and support of the Company’s safety and environmental policies, programs and initiatives. Among other things, the S&EA Committee reviews our compliance with environmental, health and safety laws and regulations, pending legislative and regulatory initiatives, training initiatives and, as needed, consults with outside and internal advisors regarding the management of the Company’s safety and environmental policies, programs and initiatives.

Executive Committee. The function of the Executive Committee is to exercise all power and authority of the Board of Directors in the event action is needed between regularly scheduled Board Meetings and a meeting of the full Board is deemed unnecessary, except as limited by the Company’s by-laws or applicable law. The Executive Committee did not meet during 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during 2014, as well as the factors considered by our Compensation Committee of the Board of Directors in making compensation decisions for 2014. This CD&A focuses on the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers for 2014 (the “NEOs”), namely:

Dan O. Dinges	Chairman, President & Chief Executive Officer
Scott C. Schroeder	Executive Vice President & Chief Financial Officer
Jeffrey W. Hutton	Senior Vice President, Marketing
Phillip L. Stalnaker	Vice President & Regional Manager, North Region
G. Kevin Cunningham	Vice President & General Counsel

Our compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of our shareholders. To that end, we provide our NEOs with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with shareholder value creation and long-term incentives tied to long-term total shareholder return and annual cash flow attainment. For the NEOs, in 2014 the level of at-risk pay ranged from 72% to 89% of the total annual compensation opportunity, with the CEO having the highest level of at-risk pay.

2014 Performance Highlights

In 2014, we faced a difficult commodity pricing and capacity environment in our industry that impacted our overall performance. We experienced a sharp decline in commodity prices during the second half of 2014 resulting from an oversupply of both crude oil and natural gas. Adding to this dynamic was suppressed demand for natural gas due to a lack of new pipeline takeaway capacity. As a result of this market imbalance, stock prices across the industry fell dramatically in the last half of 2014, and, for the first time in 6 years, Cabot’s stock price finished the year lower than where it began. The Company’s fiscal discipline and strong financial position, as well the quality of our asset base, places Cabot in a good position to weather these challenges and take advantage of the opportunities that lie ahead.

In spite of the downturn in the industry during the last half of 2014, our business strategy of delivering value by growing reserves and production in a cost-effective manner continued to deliver outstanding operational results in 2014. Specifically:

•	Total year-end proved reserves grew to 7.4 Tcfe in 2014, a 36% increase over 2013;

•	Absolute production was 531.8 Bcfe, 28.6% higher than the level recorded in 2013; and

•	The Company’s “all sources” finding cost was $0.71 per Mcfe for 2014 and $0.68 per Mcfe over the last three year period.

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These recent achievements are consistent with the positive trend in these operating metrics experienced over the last several years, as highlighted below.

This substantial growth in reserves and production over the last three years has been accompanied by a 41% decline in our finding costs per unit and a 37% decline in our total operating costs per unit. These achievements translated into top tier performance for this period, not only in these categories, but also in total shareholder return, as indicated below.

*	Cimarex Energy Company, Concho Resources Inc., EQT Corporation, EXCO Resources Inc.,
Newfield Exploration Company, Noble Energy Inc., Pioneer Natural Resources Company, QEP Resources Inc.,
Quicksilver Resources Corporation, Range Resources Corporation, Southwestern Energy Company, SM Energy Company, Ultra Petroleum Corp., WPX Energy, Inc.

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2014 Compensation Highlights

Compensation outcomes in 2014 rewarded important near-term operating successes while aligning executives with the same stock price performance results experienced by our long-term stockholders:

•	Due to our second-place ranking among our peer group, performance shares granted to our executives in 2012 with vesting contingent upon our relative three-year total shareholder return (“TSR”), vested at 200% of target. The underlying shares appreciated in value consistent with the Company’s stock price, in absolute terms and relative to our peers, over that three-year period.

•	Two of the four operating and financial performance metrics for the 2014 annual cash incentive awards significantly exceeded targets and two metrics fell short of targets, resulting in the awards being paid out in the range of 150% to 160% of target for the NEOs, prior to the application of individual performance adjustments.

•	Our performance target for our hybrid performance shares of achieving at least $100 million of operating cash flow in 2014 was met, resulting in the annual vesting of hybrid performance shares granted to executives over the last three years.

•	Outstanding long-term incentive awards made in February 2014 had declined in value by 25% by the end of the year, consistent with the Company’s stock price performance in 2014.

•	At our most recent annual meeting in May 2014, over 98% of the votes cast supported our NEO compensation practices. Consistent with this strong support, the Compensation Committee of our Board of Directors (“Committee”) determined to continue our 2013 compensation practices unchanged in 2014.

CEO Compensation and Performance-Based Pay

We have maintained consistent and disciplined performance-based compensation programs for all of our executives. For many years, the Committee has awarded compensation opportunities to our CEO and other executives that require meaningful absolute and relative stock price and financial performance to deliver targeted realized compensation levels. The allocation of 2014 compensation among salary, short-term incentives and long-term incentives for our CEO and the other NEOs, on an average basis, reflects this guiding principle, as show below:

In 2014, the Committee awarded 60% of each executive’s long-term incentive opportunity in the form of performance shares payable solely on the basis of our total shareholder return relative to our industry peer group over a three year performance period (“TSR performance shares”). Our frequent top-quartile TSR performance over the past three years has generated above-target payments for executives from the TSR performance shares and added significant value to our shareholders, on an absolute and relative basis. The CEO’s awards and the relative performance achieved for the most recently completed performance period, plus the current ranking for the two remaining unvested awards, are as follows:

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CEO TSR PERFORMANCE SHARE AWARDS

	Target Value Awarded	Peer Rank Achieved	Percentage of Target Achieved	Earned Award Value
Performance Period Achieved(1)
2012-2014	$ 1,976,697	2nd of 15	200%	$ 6,623,161

(1)	This performance period ended December 31, 2014. Target value awarded is based on the number of performance shares awarded multiplied by the closing stock price on date of grant. The earned award value is based on the average of the high and low trading prices of the Company’s common stock on December 31, 2014, which was $29.72.

	Target Value Awarded	Target Value at 12/31/2014
Performance Periods In Progress(2)
2013-2015	$ 3,000,043	$ 3,337,639
2014-2016	$ 3,599,998	$ 2,703,423

(2)	These performance periods are in progress. Target value awarded is based on the number of performance shares awarded multiplied by the closing stock price on date of grant. The target value at 12/31/2014 is based on the Company’s closing stock price on that day, which was $29.61. The actual value received by the CEO may be higher or lower than this value, depending on Cabot’s peer rank achieved during the performance period, which affects the number of shares received, and the value of the underlying common stock on the last day of the performance period. Cabot’s peer rank for the 2013-2015 award and the 2014-2015 award as of December 31, 2014 was in the top quartile and second quartile of its peer group, respectively. Those peer ranks equate with payouts of 170% and 140%, respectively, of the target number of shares. For more information about the TSR performance shares, see “Executive Compensation – TSR Performance Shares” below.

In 2014, we awarded 40% of each executive’s long-term incentive value through hybrid performance shares that require threshold achievement based on a financial metric (see “Hybrid Performance Shares” below). The hybrid performance shares vest on a three year graduated schedule, with 25% of the award vesting on each of the first two anniversaries of the date of grant and 50% vesting on the third anniversary. To date, all of the CEO’s hybrid performance share awards have satisfied the required performance criteria at their scheduled vesting date.

Philosophy and Objectives of Our Compensation Programs

The Committee oversees an executive compensation program designed to attract, retain, and engage highly qualified executives. The primary objectives of our compensation programs are:

•	To align executive compensation with our business strategy;

•	To encourage management to create sustained value for the shareholders while managing inherent business risks;

•	To attract, retain, and engage talented executives; and

•	To support a long-term performance-based culture throughout the Company.

We achieve these objectives by:

•	Assigning the vast majority of NEO compensation to at-risk, performance-based incentive opportunities;

•	Tying incentive plan metrics and goals to shareholder value principles; and

•	Having balanced, open and objective reviews of goals and performance.

The Committee believes that each of these objectives carries an equal amount of importance in our compensation program.

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Elements of Our Compensation Program

We use various components of executive compensation, with an emphasis on variable compensation and long-term incentives. The components of executive compensation are presented in the table below and discussed in more detail later in this section of the proxy statement.

Compensation Component	Purpose	Competitive Positioning
Base Salary	Compensation for position, experience, expertise and competencies.	Base salaries are targeted to approximate the compensation peer group median, taking into account the competitive environment, as well as the experience and accomplishments of each executive.
Annual cash incentive bonus

Reward the achievement of annual business objectives, including:

• Financial goals (unit costs, finding costs)

• Operational goals (specific objectives tied to production growth and reserve growth)

• Individual objectives aligned with corporate strategy

• Committee evaluation of qualitative performance

Annual bonus opportunities are established as a percentage of base salary and are targeted to match industry bonus percentage levels for comparable executive positions.

Realizing target bonus opportunities requires achieving key annual financial and operating goals aligned with long-term shareholder value creation.

Long-term Incentives

Prominent part of total compensation to maintain alignment with shareholder value creation:

• TSR performance shares (earned and vested based on Total Shareholder Return versus peers)

• Hybrid performance shares (time vested and tied to operating cash flow results)

• Stock ownership guidelines

Long-term incentives are intended to promote long-term value creation for shareholders and to retain executives through extended vesting periods.

To place relatively greater emphasis on the importance of shareholder return performance, the value of equity awards is generally targeted above the median of the peer group, although other individual and Company circumstances influence the award amounts.

Executive Benefits and Perquisites	Comprehensive programs to build financial security, manage personal financial risk and limit Company costs.	Value of benefits and perquisites is generally targeted to be competitive with market levels and comprises a minor component of total compensation.
Total Compensation	Designed to attract, retain, align and engage highly qualified executives, while creating a strong connection to financial and operational performance and long-term shareholder value.	Total compensation is highly correlated with Company and individual performance and is evaluated for its competitiveness when compared to the peer group.

In making compensation decisions, the Committee includes comparisons of each element of total compensation against a peer group of publicly-traded exploration and production companies. In that total, a greater weight is placed on long-term equity awards versus salary and annual cash incentive bonus to foster an environment where stock price appreciation over the long-term is a major executive focus. This focus in turn aligns the interests of the executives with those of the shareholders. The competitive market is determined by reference to the compensation practices of an industry peer group as set forth below.

Industry Peer Group

We use one peer group for both compensation competitive analysis and to measure the relative performance of our TSR performance shares. The Committee chose these companies because they represent our direct competitors of similar size and scope in the exploration and production sector of the energy industry, and include several companies that compete in our core areas of operation for both business opportunities and executive talent. The peer group changes from time to time due to organic changes in the Company or its peers, business combinations, asset sales and other types

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of transactions that cause peer companies to no longer exist or to no longer be comparable. The Committee approves all revisions to the peer group. Based on 2014 year-end closing market prices, the market capitalization of companies in our industry peer group ranged from approximately $35.6 million to $21.3 billion. Our market capitalization at 2014 year-end was approximately $12.2 billion. The peer group for the two outstanding TSR performance cycles, which began in 2013 and 2014, is as follows:

• Cimarex Energy Company	• QEP Resources Inc.
• Concho Resources Inc.	• Quicksilver Resources Corporation
• EQT Corporation	• Range Resources Corporation
• EXCO Resources Inc.	• Southwestern Energy Company
• Newfield Exploration Company	• SM Energy Company
• Noble Energy Inc.	• Ultra Petroleum Corp.
• Pioneer Natural Resources Company	• WPX Energy, Inc.

In February 2015, the Committee updated the peer group to maintain comparability for the 2015 – 2017 performance cycle. The updated peer group includes companies with current valuations and operations more comparable to Cabot:

• Antero Resources Corporation	• Marathon Oil Corporation
• Chesapeake Energy Company	• Murphy Oil Corporation
• Cimarex Energy Company	• Newfield Exploration Company
• Concho Resources Inc.	• Noble Energy Inc.
• Continental Resources Inc.	• Pioneer Natural Resources Company
• Devon Energy Corporation	• QEP Resources Inc.
• Encana Corporation	• Range Resources Corporation
• EQT Corporation	• Southwestern Energy Company

2014 Committee Activity

During 2014 the Committee held three regular meetings, one in each of February, July and October. The Committee held a special meeting in early January 2015 for the purpose of certifying the results for the TSR performance share awards with a performance period of 2012-2014 that vested on December 31, 2014.

At the time the 2014 grants were made and periodically throughout the year, the Committee referenced the Fall 2013 competitive market study of the peer group by Meridian Compensation Partners, LLC (Meridian), the Committee’s independent compensation consultant. Based on the study and the CEO’s recommendations with respect to the other Company officers, the Committee determined 2014 salaries, bonus payouts for 2013 performance, certified the 2013 results for payouts of one-third of each of the hybrid performance shares granted from 2011 to 2013, and the annual grant of long-term incentive awards for our officers. A detailed discussion of each item of compensation can be found below under “Elements of Compensation.”

Also at the February 2014 meeting and prior to making any compensation decisions, the Committee reviewed a detailed analysis of wealth accumulation for each NEO for the period from 2003 to 2013. The Committee does not use tally sheets, but over the course of the year reviews each element of compensation for the NEOs, including elements of total direct compensation and payments upon severance or change of control, as well as other benefits and perquisites. Lastly, at the February 2014 meeting, the Committee and the Board of Directors approved the 2014 measurement criteria for the 2014 cash bonus plan.

During 2014, the Committee reviewed an analysis prepared by Meridian of 2013 executive compensation reported by our peer group. From the available 2013 survey information, the Committee evaluated its compensation decisions relative to our peer group. The Committee also reviewed an analysis prepared and presented by Meridian of current compensation issues and trends, including a 2014 competitive market study of executive compensation among the peer companies. This analysis is utilized in the Committee’s review of all components of compensation in the following February meeting.

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Elements of Compensation

Elements of In-Service Compensation

There are three major elements of the executive in-service compensation program: (1) base salary, (2) annual cash incentive bonus and (3) long-term incentive equity awards. Company perquisites are a minor element of the executive compensation program. This design generally mirrors the pay practices of the exploration and production industry generally and our selected industry peer group. Our compensation is intentionally weighted toward long-term equity-based compensation. Each element is described below.

Mr. Dinges, our Chairman, President and Chief Executive Officer, has a significantly broader scope of responsibilities than the other named executive officers. The difference in compensation for Mr. Dinges described below primarily reflects these differing responsibilities and, except as described below, does not result from the application of different policies or decisions with respect to Mr. Dinges.

Base Salary

The Committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The base salary of each executive, including the NEOs, is reviewed annually by the Committee. The CEO’s salary is established by the Committee (and ratified by the Board of Directors) and the other executives’ salaries are established jointly by the CEO and the Committee. Base salary is targeted for all executive positions near the median level of the peer group. Individual salaries take into account our established salary policies and our current salary budget; the individual’s levels of responsibility, contribution and value to the Company; individual performance; prior relevant experience; breadth of knowledge and internal and external equity issues. Base salary increases from 2013 to 2014 for the NEOs ranged from approximately 4% to 9%.

Name	2013 Base Salary	2014 Base Salary
Mr. Dinges	$ 825,000	$ 900,000
Mr. Schroeder	$ 450,000	$ 475,000
Mr. Hutton	$ 340,000	$ 355,000
Mr. Stalnaker	$ 300,000	$ 320,000
Mr. Cunningham	$ 335,000	$ 348,000

In 2014, the Committee reviewed two competitive market studies for compensation of the peer group, prepared by our independent consultant. The Committee noted that Mr. Dinges’ 2014 base salary of $900,000 and Mr. Schroeder’s 2014 base salary of $475,000 were both between the 50th and 75th percentile of the industry peer group for the 2014 competitive data. The base salaries of the other NEOs ranged between the 25th and 75th percentile of the peer group, with individual base salaries varying from the median of the peer group by position due to individual experience in each role and differences in peer organization management structures relative to ours. The Committee views these salary levels as consistent with its compensation philosophy, given the ongoing changes in peer compensation levels and the intention of delivering a relatively higher percentage of NEO compensation through long-term incentives. The Committee took no additional action to revise base salaries during the year.

In February 2015, in recognition of the depressed market for hydrocarbons and its current and anticipated effect on the industry, as well the positioning of our NEO’s salaries relative to available 2014 peer benchmarking data, the Compensation Committee decided not to increase salaries for 2015 for four out of five of our NEOs. Mr. Stalnaker received a 9% salary increase for 2015, due to his 2014 performance, increased operational responsibilities and relative placement in the peer group for 2014.

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Annual Cash Incentive Bonus

The annual cash incentive bonus opportunity is based upon our pay-for-performance philosophy. The opportunity provides the NEOs, as well as other executives and key employees, with an incentive in the form of an annual cash bonus to achieve overall business goals. The bonus opportunity is stated as a percentage of base salary and is set using the Committee’s philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. Annual bonus opportunities are based on specific goals that are of primary importance to the Company during the coming year and motivate executives to achieve those goals.

During 2014, the bonus opportunity for the NEOs was as follows:

Executive	Target Bonus (as a % of Salary)	Target Bonus Value (100%)
Mr. Dinges	125%	$1,125,000
Mr. Schroeder	100%	$475,000
Mr. Hutton	70%	$248,500
Mr. Stalnaker	70%	$224,000
Mr. Cunningham	70%	$243,600

The bonus measurement criteria for 2014 were unchanged from 2013. The measurement criteria were designed to emphasize value-generating metrics, to link related metrics together to take into account the interrelated impacts of such metrics on value creation, and to increase the overall payout potential for a breakout year, while reducing overall discretion. Also, the measurement criteria place a cap on the payment for performance for each metric at 275% of target payout, which allows for some additional benefit for above-range performance, but removes the potential of one metric creating a disproportionate payout. The overall plan has a target maximum award of 250% of target in the aggregate, but individual awards can vary, at the discretion of the Committee. The metrics, their weightings and the required levels of achievement for specified bonus awards are listed in the table below.

	2014 Bonus Performance Goals (% of Target)
	Weighting	0%	100%	200%
Reserve Growth	25%	15%	21%	27%
Finding Costs (per Mcfe)	15%	$0.99	$0.82	$ 0.65
Production Growth	25%	25%	34%	43%
Unit Costs (per Mcfe)	15%	$2.85	$2.55	$ 2.25
Strategic Evaluation (Discretionary)	20%
	100%

At the start of each year the bonus criteria targets are established based on the operating budget approved by the Board of Directors. The payout ranges are created at this same time. Upon completion of each fiscal year, the CEO makes recommendations to the Committee for annual bonuses to be paid to each executive officer (other than the CEO) using the formula established for the program in that year. The Committee references both the CEO’s recommendations and the formulaic output in determining the bonuses to be paid to the NEOs other than the CEO. With respect to the strategic evaluation component, the Compensation Committee evaluates key influences on Company performance not otherwise considered through the metrics. These may include the management of capital spending, environmental and safety performance, net income performance, organizational leadership and other factors the Committee deems to have been important in the prior year’s performance. The Committee follows no formulaic structure relating to these factors. In general, the Committee expects to award the target 20% of the strategic evaluation component in years when the Company meets internal and external performance expectations with respect to these factors, although the strategic component can

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range from 0% to 55% in the weighting of the bonus awards calculation. Acquisitions and divestitures are not part of establishing the target metrics because the Company does not budget these activities. When acquisition or divestiture activity occurs, the Committee assesses its impact and exercises its discretion to adjust for the impact.

Additional parameters for the 2014 annual cash incentive bonus include a payout multiplier of 1.5 times for each of two grouped metrics if the grouped metrics both achieve target, subject to the 275% maximum payout per metric. The grouped metrics are (1) Reserve Growth and Finding Costs, and (2) Production Growth and Unit Costs. The Committee established the incentive on the grouped metrics to encourage a balanced approach to achieving operational goals and to discourage over-achievement of one metric in a manner that adversely affects the grouped metric. For example, undisciplined spending on a development program could help achieve the reserve growth metric at levels above target levels, but cause finding costs to increase to unacceptable levels. By grouping the reserve growth and finding costs metrics together, and using a payout multiplier of 1.5 for achieving target in both metrics, the Committee is rewarding efficiency in operations.

In 2014, actual performance under these metrics exceeded targets and budget metrics as follows:

	Actual Results	Bonus Plan Target (100%)	Bonus Plan 200%
Reserve Growth	35.7%	21%	27%
Finding Costs (per Mcfe)	$ 0.71	$ 0.82	$ 0.65
Production Growth	28.6%	34%	43%
Unit Costs (per Mcfe)	$ 2.56	$ 2.55	$ 2.25

Our proved reserves were 7.4 Tcfe, representing reserve growth of 35.7% in 2014. These reserves were added at a very efficient $0.71 per Mcfe. Production growth of 28.6% helped drive down unit costs to the lowest level in ten years. In reaching a conclusion on the strategic evaluation component, the Committee considered. In reaching a conclusion on the strategic evaluation component of the bonus metrics, the Committee considered the Company’s level of performance in 2014—recording record levels of production, reserves and cash flow—in light of the challenging macro environment for the oil and gas industry. In so doing, the Committee evaluated the strategies utilized by the executive team to maximize the Company’s financial and operational results for the year and also to place it in a position for long-term success. The Committee found that the strategies that were employed enhance the opportunities for long-term value generation for our stockholders, even in the face of the challenging macro environment facing the industry. This performance, combined with the record achievements for 2014, resulted in the Committee setting an above target score on the strategic evaluation component of the award. The result of 2014 performance against all the bonus metrics, including the strategic evaluation component, was that the total allocation for corporate performance was approved at 160% of target, prior to adjustment for regional or individual performance.

Upon completion of each fiscal year, the Committee determines the CEO’s annual cash incentive bonus based on Company performance, the results of the bonus plan formula described above and the Board’s annual CEO performance evaluation. The independent directors of the Board discuss and ratify the CEO’s annual cash incentive bonus payment, considering the factors stated above and any factors relating to performance that were particularly significant in the year in question.

For 2014, the Committee noted in particular:

•	the Company’s trailing three-year TSR, which ranked second in its peer group for that period;

•	the initiative shown by the management team in positioning the Company for long-term success by increasing our acreage position in the Eagle Ford operating area at an attractive cost of entry;

•	management’s initiative to issue long-term senior notes at a historically low cost of capital of 3.65%, the proceeds from which were used to fund the expansion of our Eagle Ford position and to pay down our revolving credit facility, providing significant liquidity in a challenged market environment;

•	the operational oversight by the management team, leading to record results and reduction of unit cost levels, which create an opportunity

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for continued success in a low commodity price environment, such as that experienced in late 2014 and early 2015; and

•	continued strategic efforts to maximize shareholder value.

Based on this evaluation, the Committee approved the CEO’s bonus payment for 2014 at 160% of target. The bonus payments for the other NEOs ranged from 150% to 160% of target, prior to the application of individual performance adjustments. See “Executive Compensation–Summary Compensation Table” below for actual bonuses paid to the NEOs.

Long-Term Incentives

In 2014, the Committee continued its established practice of awarding two types of performance shares—TSR performance shares and hybrid performance shares—to provide long-term incentives to our NEOs. The award allocation to NEOs in 2014 is designed to provide 60% of the targeted grant-date value from TSR performance shares and 40% from hybrid performance shares. This allocation is more heavily weighted toward performance-based awards than the average of our peer group, based on peers’ 2013 compensation data, as shown below.

The total size of the long-term incentive awards is based on a number of factors, including peer group and related industry competitive practice, which is used as a point of reference to gauge appropriate total compensation levels for a company of our size, business complexity and growth profile. The Committee does not typically consider prior period long-term incentive awards, such as the amount of equity previously granted and outstanding, or the number of shares owned, when determining annual long-term incentive awards.

All long-term incentives awarded to our NEOs in 2014 were granted under the 2004 Incentive Plan, which was approved by our stockholders at the 2004 Annual Meeting of Stockholders and the performance goals of which were approved by our stockholders at the 2009 Annual Meeting of Stockholders. The 2004 Incentive Plan expired according to its terms at the 2014 Annual Meeting of Stockholders. The 2014 Incentive Plan, which included performance goals, was approved by our stockholders at the same meeting.

TSR Performance Shares. The Committee believes performance shares based on the Company’s total shareholder return relative to that of its peers provides a strong link between the performance of the executive group and their pay, whereas other types of equity awards, such as stock options, may not. The Committee also believes that a relative comparison of performance against peers over a three-year period, as opposed to a single year, provides a better evaluation of how management performed under changing economic conditions. For these reasons, the Committee believes that our TSR performance share awards are a good measure of performance versus the peer group and appropriately link stock performance and compensation. To allow for payouts in excess of target without excessive dilution or the need to reserve shares in excess of target, all payouts in excess of 100% of target are paid in the cash value of the shares, based on the average of the high and low trading prices of our common stock on the last day of the performance period. For additional information about the TSR performance shares, see the table “Grants of Plan-Based Awards” below.

Hybrid Performance Shares. Due to restricted stock share limitations under the 2004 Incentive Plan and Section 162(m) tax considerations, in 2014 the Committee again awarded hybrid performance shares instead of restricted stock. The hybrid performance shares vest over a three year period from the date of grant, with 25% vesting in each of the first two years and 50% vesting in the third year, provided the Company has $100 million or more operating

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cash flow in the fiscal year prior to the vesting date. Applying a cash flow threshold on share vesting allows these awards to remain fully tax deductible to the Company upon vesting. Hybrid performance shares also have less underlying volatility than do traditional performance shares, and therefore help manage attrition risk by creating a more sustained forfeitable stake in the Company. For additional information about the hybrid performance shares, see the table “Grants of Plan-Based Awards” below.

Stock Appreciation Rights (SARs). No SARs were granted in 2013 or 2014, but SARs were an integral part of the long-term incentive program from 2006 to 2012, and SARs granted previously to the NEOs remain outstanding. All SARs granted to date vest ratably over a three year period and have a seven-year term.

Personal Benefits and Perquisites

We provide the NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to the NEOs. In an effort to promote physical and financial health of the NEOs, they are provided with club membership dues, a Company-paid physical examination for the NEO and his or her spouse, a financial and tax planning stipend of up to $3,000 annually, life insurance, and spouse travel to certain business meetings. The NEOs are reimbursed for these expenses only if they are incurred. The aggregate cost to the Company of the perquisites and personal benefits described above for the NEOs for 2014 are included under “All Other Compensation” in the Summary Compensation Table below.

Other Compensation

We offer all of our employees, including the NEOs, industry competitive benefits including medical and dental reimbursement, short-term and long-term disability plans, basic life and accident insurance and an employee assistance program. We offer a retirement program consisting of both qualified and non-qualified defined contribution savings plans. See “Elements of Post-Termination Compensation” below for further descriptions of these programs.

Impact of Regulatory Requirements

Our performance shares, both traditional and hybrid, are intended to constitute “qualified performance based compensation” as defined under Section 162(m) of the Internal Revenue Code. The effect of that qualification is that compensation paid to covered employees pursuant to the performance shares and the SARs should remain fully deductible. It is the Committee’s intent that the majority of long-term incentive awards and annual cash incentive bonuses will qualify under Section 162(m) and with respect to 2014 compensation, we believe that to be the case. However, a loss of deductibility may occur from year to year and is not considered a material factor in setting compensation.

In addition, in order to permit the Committee the flexibility to use subjective and discretionary components in setting annual cash incentive awards without the Company’s loss of deduction under Section 162(m), we use a “negative discretion” plan for executive officers to whom Section 162(m) might be applicable. Under this plan, the Committee sets one or more financial or operating performance targets early in the year to create a bonus pool intended to meet the requirements of Section 162(m) for such executive officers and reserves the right to reduce or otherwise set the cash incentive amounts taking other factors into account. As a result, the Section 162(m) metrics are not the primary metrics used in determining the relevant cash incentive awards to these executive officers.

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Clawback Provisions

We have not adopted express “clawback” provisions with respect to compensation elements which would allow the Company to recoup paid compensation from designated officers in the event of a financial restatement. The Committee has deferred taking action on clawbacks until such time as the regulations are issued pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act in order to ensure our policy will comply with the regulations. The Committee will continue to consider the appropriateness of clawback provisions in future compensation decisions. Our 2014 Incentive Plan approved by the stockholders at the 2014 Annual Meeting of Stockholders makes any award pursuant to that plan subject to any future clawback policy we adopt.

Elements of Post-Termination Compensation

Savings Investment Plan

The savings investment plan is a tax-qualified retirement savings plan, or 401(k) plan, in which all employees, including the NEOs, may participate. It allows participants to contribute the lesser of up to 50% of their annual salary, or the limit prescribed by the Internal Revenue Service, on a pre-tax basis. We match 100% of the first six percent of a participant’s eligible pre-tax contribution. Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year.

During 2014, we continued the practice, established in 2011 after the termination of the pension plan, of contributing 9% of salary and bonus of all eligible employees, including all eligible NEOs, into the 401(k) plan (or into the non-qualified deferred compensation plan to the extent in excess of the qualified plan limits). Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year. The 9% contribution is approved annually by the Board of Directors and in October 2014, the Board approved continuation of the contribution for 2015.

Deferred Compensation Plan

The non-qualified deferred compensation plan provides supplemental retirement income benefits for our NEOs, other officers and other key employees, through voluntary deferrals of salary, bonus and certain long-term incentives. It also allows for the Company to provide its full 6% match and 9% non-elective contribution when contributions of the matching amount cannot be made to our 401(k) plan due to federal income tax limitations. The plan allows the officers to defer the receipt and taxation of income until retirement from the Company. We make no additional contributions to, nor do we pay in excess of market interest rates on, the deferred compensation plan. Amounts deferred by an officer under the deferred compensation plan are held and invested by the Company in various mutual funds and other investment options selected by the officer at the time of deferral. For additional information about the deferred compensation plan, including the investment options and the manner of distributions, see “Non-Qualified Deferred Compensation” below.

Retiree Medical Coverage

NEOs are eligible for certain health benefits for retired employees, including their spouses, eligible dependents and surviving spouses. The health care plans are contributory with participants’ contributions adjusted annually. Employees become eligible for this benefit if they meet certain age and service requirements at retirement.

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Change in Control Agreements

We have entered into change in control agreements with the NEOs and the other executive officers that provide for cash payments and certain other benefits in the event that the employee is actually or constructively terminated within two years of a change in control event. This program has been in place since 1995, with some modifications in 2001. At both of these time frames, many of the industry peer group and industry generally had in place some form of change-in-control program. When approving the plan in 1995 with minor modifications in 2001, the Committee reviewed data regarding similar plans within the peer group and the Company’s industry generally and applied its judgment to determine whether triggering events and benefit levels under these agreements were necessary to meet the Committee’s objectives of encouraging such employees to remain with the Company in the event of a change in control during circumstances suggesting a change in control might occur. The Committee believes this program is important in recruiting and retaining strong leadership and to encourage retention in these situations and that the “double-trigger” for cash payouts meets the stockholders’ expectations that employees not be unjustly enriched upon a change in control.

The cash payments include three times the sum of base salary and the highest bonus paid in the last three years or targeted to be paid in the year of termination. Benefits include continued eligibility for medical, dental and life insurance for three years, provided the employee pays the premiums, three years service credit in retirement plans, limited outplacement assistance and tax gross-up on excise taxes for agreements that were in place prior to 2010. In 2010, the Committee adopted a policy to exclude excise tax gross-up provisions for change in control agreements adopted after that date. The award agreements for the equity awards also contain accelerated vesting immediately upon a change in control, subject, in the case of the traditional performance shares, to the achievement of the prescribed performance conditions as of the last day of the month immediately preceding the month in which the change in control event occurs.

The Committee generally views the potential payments and benefits under the change in control agreements as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive other than elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation.

Stock Ownership Guidelines

The Corporate Governance and Nominations Committee and the Board of Directors have adopted stock ownership guidelines for our officers and directors. Under those guidelines, the Chief Executive Officer and the Chief Financial Officer are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated six times their base salary. All other executive officers are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated three times their base salary. All of the NEOs have reached the required level of shareholdings under the stock ownership guidelines. Non-employee directors must hold 100% of their restricted stock units until they cease to be a director.

Anti-hedging Policy

The Company has a policy prohibiting directors and officers from speculative trading in Company securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. To our knowledge, all directors and executive officers are in compliance with the policy.

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Conclusion

We believe these executive compensation policies and programs effectively serve the interests of the shareholders and the Company. The Committee has worked over the years to devise, manage and provide an executive compensation program that meets its intended objectives and contributes to the Company’s overall success.

Effect of Say on Pay Votes and Shareholder Outreach

In setting 2014 executive compensation, the Committee considered the outcome of the say-on-pay vote at the two most recent annual meetings as strongly supportive of our pay practices and programs. Those results were as follows:

•	96.4% in favor at the 2013 annual meeting; and

•	98.2% in favor at the 2014 annual meeting.

As a result, the Committee concluded that the 2014 compensation paid to our NEOs and our overall pay practices did not require substantial revision to address shareholder concerns. This conclusion was further affirmed by input received from our top institutional shareholders in our regular outreach program during the period after the 2014 annual meeting. This continued positive support from both the annual say-on-pay vote and communications with shareholders was considered by the Committee in its decision not to make substantial changes to the program in setting 2015 executive compensation.

Compensation Consultant

The Committee employs the services of an executive compensation consultant. In 2014, the Committee engaged Meridian as its independent consultant, and Meridian has also been retained by the Committee for 2015. Meridian is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers. The Committee-approved industry peer group is listed and described in more detail above at “Industry Peer Group.” Meridian is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Committee relies on Meridian for input on pay philosophy, current market trends, legal and regulatory considerations and prevalence of benefit and perquisite programs. A representative of Meridian attends all regular meetings of the Committee and participates in most executive sessions.

In October 2014, the Committee reviewed the independence of Meridian, and found it to be independent and without conflicts of interest in providing services to the Committee. In making such determination, the Committee considered the six factors established by the NYSE effective July 2013. Fees paid by the Company to Meridian account for less than 1% of Meridian’s total annual revenues. The Committee reviewed Meridian’s policies and procedures designed to prevent conflicts of interest. To the knowledge of Meridian, there are no personal relationships among Meridian partners, consultants or employees and members of the Committee or the Company’s management. To the knowledge of Meridian, none of the Meridian partners, consultants or employees providing services the Committee owns Company stock. Meridian works exclusively for the Committee and performs no services directly for management. Management does not retain the services of a compensation consultant.

Role of Executives in Establishing Compensation

The President and CEO, the Executive Vice President and CFO, and the Corporate Secretary and Managing Counsel each play a role in our compensation process. With the benefit of Meridian’s independent competitive market study, the CEO makes compensation recommendations to the Committee for our other officers, but not for his own compensation. The CEO considers internal pay

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equity issues, individual performance and Company performance in making his recommendations to the Committee. The Executive Vice President and CFO makes recommendations to the CEO for the officers who are his direct reports. The Human Resources Department provides the Committee survey data from a wider group of companies in the energy sector than the industry peer group described above, which the Committee uses for evaluation of non-executive compensation trends, and general administrative support implementing the Committee’s decisions. The executives listed above, together with the Corporate Secretary and Managing Counsel, prepare materials and agenda for the Committee meetings and also prepare the long-term equity plans as directed by the Committee for its review and consideration. Certain of the noted officers attend the Committee meetings; however, the officers are generally excused from the meetings to enable the Committee to meet privately in executive session, both with and without the compensation consultant also being present. The Committee has delegated to management authority to administer the long-term incentive plans in accordance with the terms and conditions of the shareholder approved plans, the specific award agreements and the specific individual awards approved by the Committee and, as needed, by the Board of Directors.

Executive Compensation Business Risk Review

The ownership stake in the Company provided by our equity-based compensation, the extended vesting of these awards and our stock ownership guidelines are designed to align the interests of our NEOs with our shareholders, maximize performance and promote executive retention. At the same time, the Committee believes, with the concurrence of our independent consultant, that, as a result of our focus on long-term incentive compensation, our use of balanced long-term incentives, the metric diversification and capped opportunities in our annual bonus plan and long-term incentives, and our stock ownership guidelines, our executive compensation program does not encourage management to take unreasonable risks related to the Company’s business.

Compensation Committee Report

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the company under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Compensation Committee

Rhys J. Best (Chairman)
James R. Gibbs
P. Dexter Peacock

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the CEO, the CFO and the next three most highly compensated executive officers (“NEOs”) for the fiscal year ended December 31, 2014. Cash bonus amounts paid under the Company’s 2004 Incentive Plan, which are listed in the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 18, 2015 meeting for 2014 performance and, to the extent not deferred by the executive, were paid out shortly thereafter. For additional information about Non-Equity Incentive Plan Compensation, see “Annual cash incentive bonus” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Dan O. Dinges	2014	$885,592	-	$6,831,737	-	$ 1,800,000	-	$ 297,484	$9,814,813
Chairman, President and	2013	$800,962	-	$6,045,748	-	$ 2,000,000	-	$ 266,154	$9,112,864
Chief Executive Officer	2012	$678,205	-	$4,265,387	$931,758	$ 1,750,000	-	$ 238,540	$7,863,890
Scott C. Schroeder	2014	$470,202	-	$2,561,903	-	$ 760,000	-	$ 174,881	$3,966,986
Executive Vice President	2013	$444,231	-	$2,599,587	-	$ 1,112,500	-	$ 173,144	$4,329,462
and Chief Financial Officer	2012	$405,256	-	$1,653,926	$361,283	$ 1,050,000	-	$ 152,647	$3,623,112
Jeffrey W. Hutton	2014	$352,130	-	$882,431	-	$ 397,000	-	$ 120,400	$1,751,961
Senior Vice President,	2013	$336,154	-	$846,386	-	$ 595,000	-	$ 114,134	$1,891,674
Marketing	2012	$306,179	-	$548,399	$119,797	$ 580,000	-	$ 88,157	$1,642,532
Phillip L. Stalnaker	2014	$316,164	-	$774,231	-	$ 350,000	-	$ 106,131	$1,546,526
Vice President and Regional	2013	$295,192	-	$785,958	-	$ 575,000	-	$ 89,540	$1,745,690
Manager, North Region	2012	$266,378	-	$391,758	$85,562	$ 430,000	-	$ 74,254	$1,247,952
G. Kevin Cunningham	2014	$345,505	-	$740,110	-	$ 150,000	-	$ 104,372	$1,339,987
Vice President and	2013	$332,115	-	$785,958	-	$ 527,630	-	$ 101,170	$1,746,873
General Counsel	2012	$308,846	-	$548,399	$119,797	$ 475,000	-	$ 99,862	$1,551,904

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(1)	Cash bonuses paid pursuant to the 2004 Incentive Plan for 2014 annual performance are listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column reflect the grant date fair value with respect to both the TSR and the hybrid performance share awards for the relevant fiscal year in accordance with the FASB ASC Topic 718. The grant date fair value of the hybrid performance share awards was computed by using the average of the Company’s high and low stock trading price on the date of grant. The grant date fair values per share used to compute the amounts in this column for the hybrid performance shares are as follows:

Grant Date	Grant Date Fair Value per Share	Award Types Included
February 16, 2012	$ 17.59	Hybrid Performance Shares
February 21, 2013	$ 26.62	Hybrid Performance Shares
February 20, 2014	$ 39.43	Hybrid Performance Shares

TSR performance shares granted on February 16, 2012, February 21, 2013 and February 20, 2014 were valued using a Monte Carlo model and the grant date fair values per share used for financial reporting purposes, including the liability component for cash payments over 100% of target, were $20.69, $35.89 and $48.54, respectively. Assumptions used in the Monte Carlo model for these grants, as well as additional information regarding accounting for performance share awards, are included in Notes 12 or 13 of the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the years shown.

(3)	The amounts in this column reflect the grant date fair value with respect to Stock Appreciation Rights (“SARs”) for the relevant fiscal year, in accordance with ASC Topic 718, using a Black-Scholes model. Assumptions used in the calculation of these amounts are included in Notes 12 or 13 of the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the years shown. SARs have not been repriced or otherwise materially modified.

(4)	The amounts in this column reflect cash incentive awards to the NEOs under the 2004 Incentive Plan, which is discussed in detail above under “Annual Cash Incentive Bonus.”

(5)	The amounts in this column include the Company’s matching contribution to the Savings Investment Plan (401(k) Plan), which is discussed above under “Elements of Post-Termination Compensation-Savings Investment Plan.” For 2014, such contribution totaled $15,600 for each NEO. The amounts also include the 9% Company retirement contribution to the 401(k) plan or to the deferred compensation plan, to the extent in excess of the 401(k) plan limits. Such contribution for 2014 totaled $259,703 for Mr. Dinges; $130,933 for Mr. Schroeder; $85,242 for Mr. Hutton; $78,582 for Mr. Cunningham and $80,153 for Mr. Stalnaker. The amounts also include for each NEO some or all of the following:

•	Premiums paid on executive term life insurance;
•	Club dues;
•	Executive physical examination for the NEOs and their spouses;
•	A financial and tax planning stipend of up to $3,000 per year; and
•	Spouse travel to certain business meetings.

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2014 Grants of Plan-Based Awards

The table below reports all grants of plan-based awards made during 2014. All grants of awards were made under the Company’s 2004 Incentive Plan.

					`					All Other
										Option
									All Other	Awards:	Exercise	Grant Date
									Stock	Number of	or Base	Fair Value
						Estimated Future Payouts			Awards:	Securities	Price Of	of Stock
		Estimated Possible Payouts Under				Under Equity Incentive Plan			Number	Underlying	Option	and Option
		Non-Equity Incentive Plan Awards				Awards			of Shares	Options	Awards	Awards
		Threshold	Target	Maximum		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($) (1)		(#)	(#) (2)	(#) (3)	(#)	(#)	($/Sh)	($) (4)
Dan O. Dinges	02/20/2014	$ 0	$1,125,000	$2,812,500
	02/20/2014					0	91,301	182,602				$4,431,751
	02/20/2014						60,867					$2,399,986
Scott C.	02/20/2014	$ 0	$475,000	$1,187,500
Schroeder	02/20/2014					0	34,238	68,476				$1,661,913
	02/20/2014						22,825					$899,990
Jeffrey W.	02/20/2014	$ 0	$248,500	$621,250
Hutton	02/20/2014					0	11,793	23,586				$572,432
	02/20/2014						7,862					$309,999
Phillip L.	02/20/2014	$ 0	$224,000	$560,000
Stalnaker	02/20/2014					0	10,347	20,694				$502,243
	02/20/2014						6,898					$271,988
G. Kevin	02/20/2014	$ 0	$243,600	$609,000
Cunningham	02/20/2014					0	9,891	19,782				$480,109
	02/20/2014						6,594					$260,001

(1)	Amounts in this column represent a bonus payout of 250% of target. See discussion of the bonus factor applicable to the 2014 annual cash incentive bonus in the “Compensation Discussion and Analysis” above under “Annual Cash Incentive Bonus.” See also the actual bonus awards for 2014 in the “Non-Equity Incentive Plan Compensation” column of the “2014 Summary Compensation Table” above.

(2)	The first amount in this column for each NEO represents 100% of TSR performance shares, which will be paid out based on the relative total shareholder return on the Company’s stock over the three year period from January 1, 2014 to December 31, 2016, if the Company’s total shareholder return ranks 8th or higher out of its peer group of fifteen companies, including the Company. The second amount in this column for each NEO represents 100% of hybrid performance shares, which vest 25% on each of the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date.

(3)	Amounts in this column represent 200% of the targeted TSR performance shares, although amounts earned in excess of 100% up to 200% are paid in cash, rather than shares, based on the average of the high and low trading prices of a share of Common Stock on the last day of the performance period. See discussion of the additional terms of the TSR performance shares below.

(4)	The amounts in this column reflect the grant date fair value of the TSR performance shares and the hybrid performance shares granted in 2014, as computed in accordance with ASC Topic 718. The TSR performance share awards were valued using a Monte Carlo model and the grant date fair value per share used for financial reporting purposes was $48.54. The hybrid performance share awards were valued using the average of the Company’s high and low stock trading price on the date of grant, which was $39.43. Additional assumptions used in the Monte Carlo model for TSR performance shares and other assumptions used in the calculation of these amounts, are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Form 10-K for the period ended December 31, 2014.

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TSR performance shares

The TSR performance shares awarded in 2014 have a three-year performance period, which commenced January 1, 2014 and ends December 31, 2016. Each TSR performance share represents the right to receive, after the end of the performance period, from 0% to 200% of a share of Common Stock (with amounts over 100% paid in cash), based on the Company’s performance. The performance criteria that determines the payout per performance share is the relative total shareholder return on the Company’s Common Stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period, plus dividends (on a cumulative reinvested basis). The comparator group consists of the companies listed above under “Industry Peer Group.” If any member of the comparator group ceases to have publicly traded common stock or if as a result of other business transactions becomes incomparable, it may be removed from the comparator group and a replacement company added by the Compensation Committee, or the Committee may decide to reduce the peer group to the remaining companies.

After the end of the performance period, the Company will issue shares of Common Stock and pay cash in respect of each TSR performance share based on the relative ranking of the Company versus the comparator group for total shareholder return during the performance period using the following scale:

Company Relative Placement	Percent Performance Shares	Value Consideration
1-2 (highest)	200%	100% stock / 100% cash
3	180%	100% stock / 80% cash
4	165%	100% stock / 65% cash
5	150%	100% stock / 50% cash
6	135%	100% stock / 35% cash
7	120%	100% stock / 20% cash
8	100%	Stock
9	85%	Stock
10	70%	Stock
11	55%	Stock
12	40%	Stock
13	25%	Stock
14	10%	Stock
15	0%

As noted above, in the event of a relative ranking of 1 through 7, corresponding to a percentage payout above 100%, a share of TSR performance stock will entitle the participant to receive one full share of Common Stock with respect to the first 100% of the payout and the balance of the payout in cash, in an amount based on the fair market value of a share of Common Stock at the end of the performance period. The Committee certifies the Company’s relative placement and the resulting level of achievement of the performance share awards prior to the issuance of Common Stock and cash, if any.

If a participant is not an employee on the last day of the performance period due to death, disability or retirement, Common Stock will be issued on the original performance period schedule and the level of payout will be determined as with all other participants, except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of Common Stock, the participant will forfeit the right to receive such Common Stock and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. If a participant is not an employee on the date the Compensation Committee certifies the Company’s achievement level with respect to the TSR performance shares due to any other voluntary or involuntary termination, no Common Stock or cash will be issued in respect of the participant’s TSR performance share award unless otherwise determined by the Compensation Committee. Prior

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to the issuance of shares of Common Stock in respect of a TSR performance share award, the participant will have no right to vote or receive dividends on the shares. The TSR performance share award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined) all unvested TSR performance shares shall vest to the extent of actual performance as of the Change In Control. Actual performance as of the Change In Control is based on the greater of (i) total shareholder return through the end of the month prior to the Change In Control or (ii) total shareholder return through the end of the month prior to the Change In Control calculated using the value realized by shareholders in the Change In Control event. In the event the Company ceases to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, the performance period will be terminated effective upon the date of such cessation.

Hybrid performance shares

The hybrid performance shares awarded in 2014 vest 25% on each of the first two anniversaries of the date of grant and 50% on the third anniversary of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date. If the performance metric is not met in any given year, then the respective tranche of hybrid performance shares will be forfeited. Unvested hybrid performance shares will be forfeited if, during the three-year vesting period, the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee will determine whether the unvested hybrid performance shares will be forfeited. In the event of an employment termination due to death, disability or retirement, all unvested hybrid performance shares will vest in accordance with the original vesting schedule except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of hybrid performance shares, the participant will lose the right to receive such hybrid performance shares and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. Prior to vesting, the participant has no right to vote or receive dividends on such shares. The hybrid performance shares may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined), the unvested hybrid performance shares will vest.

In the event of any merger, reorganization, recapitalization, separation, liquidation, stock dividend, share combination or other change in the corporate structure of the Company affecting the performance shares, the number of performance shares will be equitably adjusted by the Compensation Committee to prevent dilution or enlargement of rights.

For additional information about the treatment of certain of Mr. Dinges’ awards in the event of an employment termination, see “Potential Payments Upon Termination or Change In Control” below.

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Outstanding Equity Awards at Fiscal Year-End 2014

The table below reports for each NEO outstanding equity awards at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Dan O.	180,548	0	-	$ 10.19	2/17/2018
Dinges	76,170	38,086	-	$ 17.59	2/16/2019
			-					204,021	$ 6,041,062
			-					154,365	$ 4,570,748
Scott C.	64,916	0	-	$ 10.19	2/17/2018
Schroeder	29,534	14,768	-	$ 17.59	2/16/2019
			-					82,698	$ 2,448,688
			-					61,467	$ 1,820,038
Jeffrey W.	24,952	0	-	$ 10.19	2/17/2018

Hutton	9,792	4,898	-	$ 17.59	2/16/2019
			-					27,573	$ 816,437
			-					20,528	$ 607,834
Phillip L.	16,228	0	-	$ 10.19	2/17/2018

Stalnaker	6,994	3,498	-	$ 17.59	2/16/2019
			-					25,007	$ 740,457
			-					17,630	$ 522,024
G. Kevin	20,288	0	-	$ 10.19	2/17/2018
Cunningham	9,792	4,898	-	$ 17.59	2/16/2019
			-					24,551	$ 726,955
			-					18,690	$ 553,411

(1)	Amounts in this column represent the exercisable portion of SARs granted in various years, all of which vest ratably on the first, second and third anniversaries of the date of grant and have a seven-year term. Unvested SARs will be forfeited and vested SARs must be exercised within 90 days if the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee may extend the exercise period for vested SARs from 90 days to 36 months. In the event of an employment termination due to death, disability or retirement, all SARs will vest except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the exercise of the SARs, the participant will lose the right to exercise any remaining SARs and the remaining SARs shall be forfeited and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. The SAR award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control, all unvested SARs shall vest and remain exercisable throughout the term of the SAR, provided the Company’s stock is still trading on a national stock exchange.
(2)	Amounts in this column represent the unexercisable portion of SARs granted in various years, all of which vest ratably on the first, second and third year anniversaries of the date of grant and have a seven year term.
(3)	The first amount in this column for each NEO is TSR performance share awards. The terms and conditions of the TSR performance share awards are described in the narrative following the “2014 Grants of Plan-Based Awards” table above. The TSR performance shares vest, if at all, for each executive as follows (assuming 100% payout):

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Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	Phillip L. Stalnaker	G. Kevin Cunningham
12/31/2015	112,720	48,460	15,780	14,660	14,660
12/31/2016	91,301	34,238	11,793	10,347	9,891

The second amount in this column for each NEO is hybrid performance shares. The terms and conditions of the hybrid performance share awards are described in the narrative following the “2014 Grants of Plan-Based Awards” table above. The hybrid performance shares vest, if at all, for each executive as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	Phillip L. Stalnaker	G. Kevin Cunningham
2/16/2015	37,142	14,402	4,776	3,412	4,776
2/21/2015	18,786	8,080	2,630	2,440	2,440
2/21/2016	37,570	16,160	5,260	4,880	4,880
2/20/2015	15,216	5,706	1,965	1,724	1,648
2/20/2016	15,217	5,706	1,966	1,725	1,649
2/20/2017	30,434	11,413	3,931	3,449	3,297
(4)	Market value is based on the $29.61 per share closing price of the Company’s common stock on December 31, 2014.

2014 Option Exercises and Stock Vested

The table below reports stock options that were exercised and performance shares that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dan O. Dinges	0	$0	225,616	(1)	$7,910,012	(1)(3)
			-		$3,311,581	(2)
Scott C. Schroeder	0	$0	86,636	(1)	$3,033,008	(1)(3)
			-		$1,284,082	(2)
Jeffrey W. Hutton	0	$0	29,784	(1)	$1,048,262	(1)(3)
			-		$425,769	(2)
Phillip L. Stalnaker	0	$0	21,326	(1)	$750,829	(1)(3)
			-		$304,154	(2)
G. Kevin Cunningham	0	$0	28,090	(1)	$980,045	(1)(3)
			-		$425,769	(2)
(1)	Represents the number of shares and value realized for TSR performance shares, the performance period for which was January 1, 2012 through December 31, 2014 and which paid out at 200% of target upon the Compensation Committee’s certification of the results on January 6, 2015, and hybrid performance shares that vested in February 2014, upon the Compensation Committee’s certification of the performance metric of achieving at least $100 million of operating cash flow in 2013.
(2)	Represents the cash portion of the TSR performance share award for performance in excess of 100% of target.
(3)	These amounts represent the closing price of the Company’s common stock on the vesting dates times the number of shares acquired and do not indicate that there was a sale of these shares by the NEO.

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2014 Non-Qualified Deferred Compensation

The table below reports NEO contributions, Company contributions, earnings, and aggregate balances in the Company’s Deferred Compensation Plan for 2014.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Dan O. Dinges	$0	$ 240,803	$(2,184,688)	$ 0	$12,269,939
Scott C. Schroeder	$0	$ 123,543	$(1,971,515)	$ 0	$7,762,447
Jeffrey W. Hutton	$0	$ 66,342	$87	$ 0	$881,089
Phillip L. Stalnaker	$44,558	$ 61,253	$22,883	$ 0	$365,093
G. Kevin Cunningham	$0	$ 59,682	$19	$ 0	$206,795
(1)	Amounts reported in this column are included in the Summary Compensation Table as salary and non-equity incentive plan compensation, as applicable.
(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.
(3)	Amounts reported in this column are not included in the Summary Compensation Table.
(4)	Distribution pursuant to election by the NEO.
(5)	Of the aggregate deferred compensation balances in this column, the following amounts are the total deferred amounts previously reported as compensation to the NEOs in prior years’ summary compensation tables, or would have been reported but for the executive not being an NEO in prior years, as salary, stock awards and non-equity incentive plan compensation, as applicable:

Dan O. Dinges	$4,833,437
Scott C. Schroeder	$2,592,540
Jeffrey W. Hutton	$553,350
Phillip L. Stalnaker	$101,257
G. Kevin Cunningham	$0

Up to 100% of salary and annual cash incentive bonus are permitted to be deferred into the Deferred Compensation Plan, subject to payment of Social Security, Medicare, incomes taxes (on compensation not deferred) and employee benefit plan withholding requirements. Prior to June 1, 2008, TSR performance shares were permitted to be deferred into the Deferred Compensation Plan. The Company also makes contributions to make up for certain matching and profit-sharing contributions which, due to IRS limitations, cannot be contributed to the Company’s tax-qualified savings investment plan (401(k) plan). Earnings on the deferred balances are determined by the executive’s investment selections at the time of deferral. The Company holds deferred amounts and earnings thereon as corporate assets, which are invested as elected by the executive. For 2014, the investment options and their respective rates of return follow:

Fund Name	Rate of Return	Fund Name	Rate of Return
Fidelity Retirement Money Market	0.01%	FID Freedom K 2005	4.57%
Fidelity Spartan U.S. Bond Index	5.93%	FID Freedom K 2010	4.93%
Oakmark Equity & Income	6.93%	FID Freedom K 2015	5.25%
John Hancock Disciplined Value R6	11.04%	FID Freedom K 2020	5.40%
Oakmark Fund I	11.51%	FID Freedom K 2025	5.75%
Davis NY Venture	6.79%	FID Freedom K 2030	5.86%
Spartan 500 Index	13.62%	FID Freedom K 2035	5.88%
Fidelity Capital Appreciation K	10.98%	FID Freedom K 2040	5.88%
Lord Abbett Mid Cap Stock	11.97%	FID Freedom K 2045	5.90%
Glenmede Small Cap Equity IS	3.28%	FID Freedom K 2050	5.96%
Fidelity International Discovery K	-5.47%	FID Freedom K 2055	5.99%
Cabot Oil & Gas Common Stock	-23.43%	FID Freedom K Income	3.96%

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Distributions from the Deferred Compensation Plan are based on the executive’s election at the time of deferral. Distribution elections may be modified, provided that the modification is made at least one year prior to the original time elected and the new election is moved out at least five years past the original time-based distribution election. Distribution elections can only be delayed not accelerated.

Potential Payments Upon Termination or Change In Control

Change In Control Benefits

The Company has entered into change in control agreements with each NEO and certain other officers of the Company. The Committee believes that these agreements encourage these executives to remain employed and to carry out their duties with the Company in the event of a change in control of the Company and during circumstances suggesting a change in control might occur. The Committee believes this program is important to maintaining strong leadership in those situations.

In the agreements, a “change in control” is generally defined to include:

•	any person or group becoming the beneficial owner of 35% or more of either the Company’s common stock or the combined voting power of the Company’s outstanding voting securities, with certain exceptions;

•	specified changes in a majority of the members of the Board of Directors;

•	a reorganization, merger or consolidation or sale or other disposition of substantially all of the Company’s assets being consummated, unless, following the transaction:

	-	the persons who were the beneficial owners of the Company prior to the transaction continue to own at least 50% of the common stock or other securities entitled to vote in the election of directors of the resulting entity in substantially the same proportions as prior to the transaction,

	-	no individual or entity (other than an entity resulting from the transaction) beneficially owns 35% or more of the common equity or voting power of the entity resulting from the transaction, except to the extent that such ownership existed prior to the transaction, and

	-	at least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the Company’s Board at the time the transaction was approved or entered into; and

•	a liquidation or dissolution of the Company.

The agreements provide that, in the event of a change in control or upon an occurrence deemed to be in anticipation of a change in control, the executives will receive certain benefits, provided that their employment is terminated within two years of such event. The executive will receive these benefits unless termination is:

•	for cause;

•	voluntary on the part of the executive (but not a constructive termination without cause); or

•	due to death or disability.

Benefits under the change in control agreements generally include:

•	a lump-sum cash payment equal to three times the sum of:

	-	the executive’s base salary in effect immediately prior to the change in control or the executive’s termination, whichever is greater, and

	-	the greater of (1) the executive’s target bonus for the year during which the change in control occurred or, if greater, the year during which the executive’s termination occurred, or (2) the executive’s actual bonus paid in any of the three fiscal years immediately preceding the change in control or, if termination of employment occurs prior to a change in control, termination of employment;

•	three years of continued medical, dental and life insurance coverage at the premium rate applicable to active executives; and

•	outplacement assistance in an amount up to 15% of the executive’s base salary.

Beginning in 2010, the Company ceased entering into agreements containing tax gross-up payments on payments to executives by the Company upon a change in control. The agreements in place prior to that time with all of the NEOs except Mr. Cunningham, who became an officer in September 2010, provide that in the event that excise taxes apply to payments to the executives by the Company upon a change

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in control, the Company will make an additional tax gross-up payment to the executive in an amount necessary to leave the executive “whole,” as if no excise tax had applied. No payments have been made to any of the NEOs under these agreements.

The award agreements for all of the NEOs’ long-term equity awards also include provisions for the immediate vesting of all unvested awards upon the change in control event, as follows:

•	payment with respect to traditional performance shares based on performance through the change in control event as more fully described above under “Grants of Plan-Based Awards;”

•	immediate vesting and exercisability of all of the executive’s stock options and SAR awards, with exercisability extended for the full term of the award;

•	immediate vesting and lapse of restrictions on any outstanding restricted stock grants; and

•	immediate vesting of any outstanding hybrid performance shares.

For a more detailed discussion of the terms of these awards, see above under “Grants of Plan-Based Awards.”

CEO Employment Agreement

In addition to a change in control agreement, we have entered into an employment agreement with Mr. Dinges. Under the terms of Mr. Dinges’ employment agreement, in the event of a change in control, Mr. Dinges will receive the more generous of the benefits and payments, as determined on a benefit-by-benefit basis, under either his change in control agreement or his employment agreement, but not both. The employment agreement provides that if Mr. Dinges terminates his employment for good reason (as defined) or if the Company terminates his employment other than for cause (as defined), Mr. Dinges will receive:

•	a lump-sum cash payment equal to two times his annual base salary plus two times his annual target bonus;

•	a 24-month continuation of medical and life insurance programs at the premium rate applicable to active executives;

•	full vesting of all of his restricted stock awards;

•	full vesting of all of his stock option awards and SAR awards, with exercisability extending for 36 months following termination (or the expiration of the original term, if earlier); and

•	full vesting of all of his performance shares, subject to the payout provisions in the underlying award agreements.

Potential Payments to NEOs

The tables below reflect the compensation payable to each NEO upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

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DAN O. DINGES, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Executive Benefit and Payments Upon Separation	Voluntary Termination for Good Reason	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$1,800,000	-	-	$1,800,000	-	$2,700,000	-	-
Multiple of Bonus (0x, 2x or 3x)	$4,000,000	-	-	$4,000,000	-	$6,000,000	-	-
Long-Term Incentive Compensation
Performance Share Vesting(3)	$10,611,810	-	$10,611,810	$10,611,810	-	$10,611,810	$10,611,810	$10,611,810
Stock Appreciation Rights Vesting(4)	$457,794	-	$457,794	$457,794	-	$457,794	$457,794	$457,794
Benefits & Perquisites
Payout of Deferred	$12,269,939	$12,269,939	$12,269,939	$12,269,939	$12,269,939	$12,269,939	$12,269,939	$12,269,939
Compensation(5)
Health, Life, and Welfare	$30,651	-	-	$30,651	-	$45,976	-	-
Benefits Continuation
Excise Tax & Gross-Up	$-	-	-	-	-	-	-	-
Outplacement Services	-	-	-	-	-	$135,000	-	-
Earned Vacation	-	-	-	-	-	-	-	-
Total	$29,170,194	$12,269,939	$23,339,543	$29,170,194	$12,269,939	$32,220,519	$23,339,543	$23,339,543
(1)	Mr. Dinges was retirement eligible on December 31, 2014.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2014 of $29.61.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2014 of $29.61 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2014 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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SCOTT C. SCHROEDER, EXECUTIVE VICE PRESIDENT AND CFO

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$1,425,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$3,337,500	-	-
Long-Term Incentive Compensation
Performance Share Vesting(3)	-	-	-	-	$4,268,726	$4,268,726	$4,268,726
Stock Appreciation Rights Vesting(4)	-	-	-	-	$177,511	$177,511	$177,511
Benefits & Perquisites
Payout of Deferred Compensation(5)	$7,762,447	$7,762,447	$7,762,447	$7,762,447	$7,762,447	$7,762,447	$7,762,447
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$77,975	-	-
Excise Tax & Gross-Up	-	-	-	-	$-	-	-
Outplacement Services	-	-	-	-	$71,250	-	-
Earned Vacation	$36,767	$36,767	$36,767	$36,767	$36,767	$36,767	$36,767
Total	$7,799,214	$7,799,214	$7,799,214	$7,799,214	$22,576,004	$12,245,451	$12,245,451
(1)	Mr. Schroeder was not retirement eligible on December 31, 2014.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2014 of $29.61.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2014 of $29.61 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2014 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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JEFFREY W. HUTTON, SENIOR VICE PRESIDENT, MARKETING

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$1,065,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$1,785,000	-	-
Long-Term Incentive Compensation
Performance Share Vesting(3)	-	$1,424,271	-	-	$1,424,271	$1,424,271	$1,424,271
Stock Appreciation Rights Vesting(4)	-	$58,874	-	-	$58,874	$58,874	$58,874
Benefits & Perquisites
Payout of Deferred Compensation(5)	$881,089	$881,089	$881,089	$881,089	$881,089	$881,089	$881,089
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$36,382	-	-
Excise Tax & Gross-Up	-	-	-	-	-	-	-
Outplacement Services	-	-	-	-	$53,250	-	-
Earned Vacation	$32,428	$32,428	$32,428	$32,428	$32,428	$32,428	$32,428
Total	$913,517	$2,396,662	$913,517	$913,517	$5,336,294	$2,396,662	$2,396,662
(1)	Mr. Hutton was retirement eligible on December 31, 2014.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2014 of $29.61.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2014 of $29.61 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2014 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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PHILLIP L. STALNAKER, VICE PRESIDENT AND REGIONAL MANAGER, NORTH REGION

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$960,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$1,725,000	-	-
Long-Term Incentive Compensation
Performance Share Vesting(3)	-	-	-	-	$1,262,481	$1,262,481	$1,262,481
Stock Appreciation Rights Vesting(4)	-	-	-	-	$42,046	$42,046	$42,046
Benefits & Perquisites
Payout of Deferred Compensation(5)	$365,093	$365,093	$ 365,093	$365,093	$365,093	$365,093	$365,093
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$76,811	-	-
Excise Tax & Gross-Up	-	-	-	-	$1,762,705	-	-
Outplacement Services	-	-	-	-	$48,000	-	-
Earned Vacation	$9,077	$9,077	$ 9,077	$9,077	$9,077	$9,077	$9,077
Total	$374,170	$374,170	$ 374,170	$374,170	$6,690,372	$1,678,697	$1,678,697
(1)	Mr. Stalnaker was not retirement eligible on December 31, 2014.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2014 of $29.61.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2014 of $29.61 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2014 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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G. KEVIN CUNNINGHAM, VICE PRESIDENT AND GENERAL COUNSEL

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$1,044,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$1,582,890	-	-
Long-Term Incentive Compensation
Performance Share Vesting(3)	-	-	-	-	$1,280,366	$1,280,366	$1,280,366
Stock Appreciation Rights Vesting(4)	-	-	-	-	$58,874	$58,874	$58,874
Restricted Stock Vesting
Benefits & Perquisites
Payout of Deferred Compensation(5)	$206,795	$206,795	$ 206,795	$206,795	$206,795	$206,795	$206,795
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$38,529	-	-
Excise Tax & Gross-Up(6)	-	-	-	-	-	-	-
Outplacement Services	-	-	-	-	$52,200	-	-
Earned Vacation	$335	$335	$ 335	$335	$335	$335	$335
Total	$207,130	$207,130	$ 207,130	$207,130	$4,264,312	$1,546,370	$1,546,370
(1)	Mr. Cunningham was not retirement eligible on December 31, 2014.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2014 of $29.61.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2014 of $29.61 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2014 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.
(6)	Mr. Cunningham became an officer in 2010, after we eliminated excise tax gross-ups for new officers, so this benefit does not apply to him.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent, non-employee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board determined that one of the members of the Audit Committee, Mr. Kelley, is an “audit committee financial expert” as defined by rules of the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended from time to time by the Board of Directors, which is included on the Company’s website at www.cabotog.com. The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to 2014.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed the audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with the management of the Company.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed as described in Statement on Auditing Standards (“SAS”) No. 16 - Communication with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm, required by applicable Public Company Accounting Oversight Board requirements regarding the firm’s communications with the Audit Committee concerning independence and has discussed with PWC the independent registered public accounting firm’s independence. These discussions included a review of all audit and non-audit services (including tax services) provided by PWC to the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC.

Audit Committee

Robert Kelley (Chairman)

Rhys J. Best

Robert L. Keiser

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FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SERVICES IN 2014 AND 2013

Fee Type*	2014	2013
Audit Fees	$1,635,100	$1,525,000
Audit Related Fees(1)	$0	80,185
Tax Fees(2)	$579,457	$600,002
All Other Fees(3)	$1,919	$1,919
*	No pre-approved requirements were waived under the de minimis exception.
(1)	Consists of audit-related fees associated with the divestiture of certain oil and gas properties during 2013. The Company was reimbursed for these fees by the purchaser of the properties.
(2)	Consists of federal, state and sales tax planning, tax compliance and tax advice.
(3)	Consists of an accounting research software license.

PROPOSAL 2	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved and recommended the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2014. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. A representative of PricewaterhouseCoopers LLP is not expected to be in attendance at the Annual Meeting.

See “Audit Committee Report” above for further information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR ITS 2015 FISCAL YEAR.

PROPOSAL 3	TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The shareholders of the Company are entitled to vote at the Annual Meeting to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to:

•	Align executive compensation design and outcomes with business strategy;

•	Encourage management to create sustained value for the shareholders while managing inherent business risks;

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•	Attract, retain, and engage talented executives; and

•	Support a performance-based culture throughout the Company.

The executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentive bonus and long-term equity award incentives. The annual cash incentive bonus is based on Company-wide performance for year-over-year oil and natural gas reserve and production growth, along with absolute levels for finding costs and unit production costs. For 2014, the aggregate bonus award pool for the annual cash incentive bonus was 160% of the target bonus.

In addition, in 2014 long-term incentive awards were comprised of (i) TSR performance shares, which are based on total shareholder return relative to an industry peer group over a three-year performance period, and (ii) hybrid performance shares, which are based on annual operating cash flow and vest over a three year period.

At-risk compensation for the Chief Executive Officer in 2014 was targeted at 90% and for the other NEOs was targeted at an average of 81%. The Company also has several governance programs in place to align executive compensation with shareholder interests. These programs include: an annual advisory vote on executive compensation, stock ownership guidelines, an anti-hedging policy, limited perquisites and the use of wealth accumulation spreadsheets. For information on the Company’s 2014 operational and financial accomplishments, see “Compensation Discussion and Analysis” above.

The advisory vote regarding the compensation of the NEOs described in this Proposal 3 will be approved if a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal vote in favor of the proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4	REPORT ON POLITICAL CONTRIBUTIONS

The Comptroller of the City of New York, Scott M. Stringer, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund and the New York City Teachers’ Retirement System, has notified us that it intends to present the following proposal at the Annual Meeting. The proponent has furnished evidence of ownership of at least $2,000 in market value of the Company’s common stock for at least one year prior to the date the proposal was submitted. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote AGAINST the following shareholder proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED: that the shareholders of Cabot Oil & Gas (“Cabot” or the “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

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STOCKHOLDER SUPPORTING STATEMENT

Almost half of Cabot’s voting shareholders supported this resolution last year.

As long-term shareholders of Cabot, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

We acknowledge that Cabot now discloses some information on its political spending on its website, including the annual aggregate amount spent on political engagement and the names of trade associations to which it belongs. We believe this is deficient since it does not disclose how much and to whom the Company gave. For example, we do not know to which candidates, parties, and committees the Company gave and how much, or if it gave to any of the “social welfare” organizations that engage in political activities.

Publicly available records show that Cabot spent at least $327,850 to intervene in elections since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://followthemoney.org)

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for Cabot, which the Political Economy Research Institute included in its Toxic 100 Water Polluters list of 2013.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. The proposal asks Cabot to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of its peers, including Noble Energy, Exelon Corp., and ConocoPhillips that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

CABOT’S STATEMENT IN OPPOSITION TO PROPOSAL 4

Our Board of Directors has carefully considered this proposal and believes that approval of the proposed resolution is not in the best interest of Cabot or our shareholders. This is the second consecutive year we have received this proposal from the Comptroller of the City of New York. At our 2014 annual meeting, the proposal received the support of only 31% of the shares represented in person or by proxy at the meeting. Our Board believes that this vote result indicates that our shareholders support the Company’s current policies and practices with respect to political contributions.

We publicly disclose our political spending on our website.

As disclosed on our website in accordance with our Policy on Political Contributions and Activities, our total corporate political contributions for 2014 were $50,000 and the total amount of our dues paid to business and trade associations to which we belong that were used for non-deductible lobbying expenses in 2014, as reported to us by the associations, were less than $250,000. Based on the 2014 shareholder vote, Cabot’s existing transparency with respect to its political activities and the de minimis nature of our political contributions, the Board believes that the requested report is both unnecessary and not a productive use of Cabot’s and the shareholders’ resources.

We follow our Board-approved policy on political contributions.

We operate in an industry that is heavily regulated and as such, deeply affected by the political and legislative process. We strongly believe that Cabot’s long-term value to our shareholders is enhanced by a business environment that protects and supports free enterprise economic policies and, in particular, the oil and gas industry. To address this business need and to provide oversight for the participation in the political process, the Board has approved a Policy on Political Contributions

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and Activities, which is contained in our Code of Business Conduct found on our website at www.cabotog.com/about-cabot/governance. We strictly adhere to this Policy and to all U.S. and state laws and regulations that govern political engagement for U.S. public companies.

Cabot is prohibited by its policy and by law from directly participating in federal elections or campaigns. Cabot has also never engaged in “independent expenditures,” which are aimed at the general public and advocate the election or defeat of a specific candidate and were allowed by the decision of the U.S. Supreme Court in the Citizens United case in 2010. We participate in the political process primarily indirectly, through sponsorship of the non-partisan Cabot Oil & Gas Political Action Committee (“COGPAC”), which is financed completely through voluntary employee contributions.

From time to time, however, where allowed by state law, Cabot supports organizations that are active in the political process on a state level, state candidates or ballot initiatives, and these contributions are reported by the recipients to the appropriate state agencies and publicly available. We also disclose the total amount of these corporate political contributions on an annual basis on our website. For 2014, the total amount was $50,000. The Board believes this disclosure provides the transparency that shareholders need to make informed investment decisions in Cabot and that naming individual recipients is unnecessary and not in the best interest of Cabot or its shareholders as a whole.

We disclose all trade association memberships and lobbying expenses on our website and such expenditures are de minimis.

Consistent with our policy, we are members of business and industry trade groups that engage in collaborative activities and information sharing regarding issues that affect our industry. Some of these associations also engage in lobbying activities that seek to promote legislative solutions that are, in our judgment, sound and responsible and that advance Cabot’s and our industry’s business goals and interests. A list of our business and trade association memberships can be found on our website at www.cabotog.com/social-responsibility/environment-safety. The primary reason for Cabot’s membership in trade associations is to further business goals and initiatives and not to fund political activities. Some of the trade associations in which we participate, however, have notified us that a small portion (generally 5% or less) of our dues paid in 2014 may have been used for non-deductible lobbying expenses. The total non-deductible portion of our dues paid to all business and trade associations in which we participate, as reported to us by those associations, is disclosed on our website each year. In 2014, such amount was less than $250,000. These expenditures are ancillary to the primary business purpose of our membership in those associations, and we believe that reasonable investors could only consider such amounts immaterial. Accordingly, our Board believes it is not necessary to report the amount of our dues, or the non-deductible portions, paid to such associations by name, as requested by the proponent.

Our Board of Directors oversees all political spending.

Finally, we believe that the proponents’ stated concern regarding Cabot’s exposure to reputational and business risks from participation in the political process is unfounded. Our Board receives a report at least annually, detailing all political contributions by the COGPAC, as well as all direct political contributions by Cabot, and listing recipients by name and amount. Additionally, the Chairman of the Board and CEO approves the Company’s participation in, and levels of contributions to, all business and trade associations. In this way, our Board oversees our political contributions process and compliance with our policies and seeks to ensure that our participation in the political process is consistent with the best interests of the Company and our shareholders.

For the reasons stated above, the Board believes that the shareholders as a whole would not benefit from the additional report outlined in the proposal and urges that you vote against it.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

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PROPOSAL 5	PROXY ACCESS

The Comptroller of the City of New York, Scott M. Stringer, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Police Pension Fund and custodian of the New York City Board of Education Retirement System, has notified us that it intends to present the following proposal at the Annual Meeting. The proponent has furnished evidence of ownership of at least $2,000 in market value of the Company’s common stock for at least one year prior to the date the proposal was submitted. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote AGAINST the following shareholder proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED: Shareholders of Cabot Oil & Gas Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination:

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent of being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

STOCKHOLDER SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion of adopted market-wide. (http://www.cfapubs.org/doi/ pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

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CABOT’S STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors has carefully considered this proposal and recommends a vote AGAINST this proposal. As discussed below, Cabot has already implemented proxy access for its stockholders; accordingly, the Board believes that no further action is needed, and that the form of proxy access sought by the proponent is not in the best interest of Cabot or its stockholders.

We have an established record of best governance practices, exceptional performance and strong support from our stockholders.

Our commitment to corporate governance best practices is well established and discussed throughout this proxy statement. See, for example, “Proxy Summary—Governance Highlights” above on page 9. Our stockholders have expressed continued confidence in our Board through support for each of our current director nominees in excess of 95% at each annual meeting in the last five years at which they were also nominated. This support for our Board is also expressed through the advisory vote in favor of our executive compensation programs in excess of 95% since 2011, the first year such vote was taken. Our exceptional financial and operational performance, as discussed above under “Compensation Discussion and Analysis—2014 Financial and Operational Highlights,” puts us at the top of our peer group over those periods. Additionally, our total shareholder returns (TSR) for the last three and five year periods have been at the top of our current peer group, outperforming all but one of our peers in each of those periods. We believe that the strength of our Board and our corporate governance practices have contributed to the strong returns Cabot’s stockholders have enjoyed over the last three and five year periods.

Our Board of Directors is responsive to stockholders.

We routinely engage with many of our stockholders to discuss their views on corporate governance, executive compensation and other matters of interest to our stockholders, and have demonstrated our willingness to respond to these concerns. As a result of this ongoing engagement, in recent years we have implemented majority voting in uncontested director elections and declassified the structure of our Board. In accordance with this practice, we sought input about proxy access from many of our significant stockholders. Based on these discussions, we found that our stockholders generally support proxy access rights for long-term stockholders as a means to increase director accountability and give stockholders a more meaningful voice in director elections. Our stockholders do not, however, have uniform views on the ownership levels and holding periods that should be required for a stockholder or group of stockholders to be eligible to include their nominees in our proxy materials, or the number of such nominees that may be included. For example, many of our stockholders expressed a willingness to support higher ownership thresholds where a company had already implemented many key corporate governance best practices and financial performance was strong.

Our Board of Directors has adopted proxy access for the benefit of all stockholders.

Due to the interest of our stockholders in proxy access, our Board considered various potential formulations of proxy access, including the provisions advocated by the proponent, taking into account feedback from many of our stockholders, the level of ownership and nature of our larger holders and the size, tenure and structure of our Board. Based upon the Board’s assessment of the relative advantages and disadvantages to the stockholders and the Company of the various proxy access formulations, in March 2015, the Board of Directors amended the bylaws of the Company to implement proxy access in the form it believes is most appropriate for Cabot and its stockholders. Under the amended bylaws adopted by the Board, any stockholder or group of up to 10 stockholders that beneficially owns at least 5% of our outstanding Common Stock continuously for three years is permitted to nominate candidates for election to the Board and to require the Company to list such nominees along with the Board’s nominees in the Company’s proxy statement. The qualifying stockholder or group of stockholders may nominate up to 20% of the Board, rounding down to the nearest whole number of Board seats, under the proxy access provisions of the bylaws.

The proponent’s version of proxy access is unnecessary and could be detrimental to stockholders as a whole.

In selecting the appropriate proxy access formulation, our Board sought to balance the desire to provide meaningful rights to stockholders who we believe are generally representative of our other long-term stockholders against the potential harm to Board effectiveness that may be caused by the nomination

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of directors who may pursue narrow special interests, including interests unrelated to long-term stockholder value. We believe that a 5% ownership level, as opposed to the 3% ownership level urged by the proponent, is more effective at balancing these competing goals, particularly when up to 10 stockholders may aggregate their stockholdings to reach the 5% ownership threshold. Allowing a lower ownership threshold or an unlimited number of holders to act as a group undermines the principle that we believe is shared by most of our stockholders: that the right to nominate a director using the Company’s proxy statement should be available only for those who have a sufficient financial stake in the Company to cause their interests to be aligned with the interests of the stockholders as a whole. For these reasons, our Board believes that the Company’s current proxy access right is in the best interests of the stockholders and that the proponent’s approach is not appropriate for Cabot.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL.

CONFLICT OF INTEREST AND RELATED PERSON POLICIES

Under our Code of Business Conduct, directors, officers and employees are required to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that, at all times, directors, officers and employees make a prompt disclosure in writing to the Company’s Corporate Secretary of any fact or circumstance that may involve an actual or potential conflict of interest, as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. This requirement includes situations that create even the appearance of a conflict of interest.

For executive officers of the Company other than the CEO, the Corporate Secretary reviews the written disclosure described above with the CEO, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The CEO and the Corporate Secretary may refer the matter to our Board of Directors as circumstances require. If the transaction involves the CEO or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not contained in any written policy.

Mineral and Royalty Interest Plan

In 2006, we implemented a Mineral, Royalty and Overriding Royalty Interest Plan (“Plan”), under which we may offer to a number of our employees, including our executive officers, the opportunity to purchase a portion of the mineral, participating and non-participating royalty and overriding royalty interests acquired by the Company from time to time for cash at a price determined using the same cost basis as we acquired such interests. In accordance with the Plan, the Company makes all determinations with respect to the acquisition, exploration, development, maintenance and operation of any property subject to an interest under the Plan using the same criteria (or criteria less favorable to the property subject to an interest) as it would use were such property not subject to such an interest (that is, the Company will not favor properties subject to interests under the Plan over properties not subject to such interests when allocating Company resources in the acquisition, exploration, development, maintenance and operation of its properties).

In 2006, we offered to 73 participants, including ten officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of $2.3 million of the mineral,

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royalty and overriding royalty interests acquired by the Company in the McCampbell Field, located in Aransas Pass, Texas. Interests were offered to the key professional employees in the region in which the interest was located and to management level employees in the other regions and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO other than Mr. Cunningham who was not employed at the time, purchased interests in the field. No individual officer purchased in excess of $115,000 of the interests offered.

In 2010, we offered to 85 participants, including ten officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of $1.4 million of the mineral, royalty and overriding royalty interests acquired by the Company from Guardian Oil & Gas, Inc. and located in Shelby, San Augustine and Nacogdoches Counties, Texas. Similar to the McCampbell Field, interests were offered to key professional employees in the region in which the interest was located and to management level employees in the other region and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO, purchased interests in the field. No individual officer purchased in excess of $102,000 of the interest offered.

In 2012, we offered to 66 participants, including 11 officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of approximately $608,000 of the mineral, royalty and overriding royalty interests acquired by the Company from the period of October 2011 to July 2012, located in Frio, Atascosa and McMullen counties, Texas, in the Buckhorn operating area. All of the properties are operated by the Company. Similar to the previous offerings, interests were offered to key professional employees in the region in which the interest was located and to management level employees in the other region and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO, purchased interests in the field. No individual officer purchased in excess of $44,000 of the interest offered.

No interests were offered under the Plan to participants in 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or formerly an officer of the Company or any of its subsidiaries. During 2014, the Company had no compensation committee interlocks.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal or stockholder nomination of director candidates intended for inclusion in the proxy statement for the 2015 Annual Meeting of Stockholders of the Company, and otherwise eligible, should be sent to Ms. Deidre L. Shearer, Corporate Secretary and Managing Counsel, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024 and must be received by November 13, 2015 or, in the case of such a stockholder nomination, in the time period specified below.

The by-laws of the Company require timely advance written notice of stockholder nominations of director candidates (other than proxy access nominations, which are discussed below) and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the

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by-laws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). The deadline for submission for the 2016 Annual Meeting of Stockholders is currently January 24, 2016. To be valid, a notice must set forth certain information specified in the by-laws.

The by-laws of the Company also permit any stockholder or group of not more than 10 stockholders that have continuously held at least 5% of our outstanding Common Stock for at least three years to nominate up candidates for up to 20% of the available Board seats and have such candidates included in the proxy statement for the 2016 Annual Meeting of Stockholders of the Company. To be timely, the by-laws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting. The deadline for submission for the 2016 Annual Meeting of Stockholders is currently November 13, 2015. To be valid, a notice must set forth certain information specified in the by-laws and the stockholder or group of stockholders providing such a notice must comply with the eligibility and other requirements specified in the by-laws.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. Okapi Partners LLC has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $7,000, plus expenses.

MISCELLANEOUS

The Company’s management does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By Order of the Board of Directors,

Deidre L. Shearer

Corporate Secretary and Managing Counsel

March 12, 2015

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Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281) 589-4600

www.cabotog.com

ATTN: DEIDRE L. SHEARER 840 GESSNER RD., SUITE 1400 HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                        KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1a.	Rhys J. Best

1b	Dan O. Dinges							For	Against	Abstain

1c	James R. Gibbs				3	To approve, by non-binding advisory vote, the compensation of our named executive officers.

1d	Robert L. Keiser

1e.	Robert Kelley				The Board of Directors recommends you vote AGAINST proposals 4 and 5.			For	Against	Abstain

1f.	W. Matt Ralls

The Board of Directors recommends you vote FOR proposals 2 and 3.					4	To consider a shareholder proposal to provide a report on the Company’s political contributions.

		For	Against	Abstain	5	To consider a shareholder proposal to adopt a “proxy access” bylaw.

2	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company for its 2015 fiscal year.				NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address change/comments, mark here. (see reverse for instructions)

		Yes	No
Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CABOT OIL & GAS CORPORATION Annual Meeting of Stockholders April 23, 2015 8:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott C. Schroeder and Deidre L. Shearer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CABOT OIL & GAS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM, CDT on 4/23/2015, at 840 Gessner Road, Suite 1400 Houston, TX 77024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side